 Filed Pursuant to
Rule 424(b)(5)
Registration No.
333-172197

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 5, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated January 17, 2012)

Shares of Common Stock

Warrants to Purchase                 Shares of Common Stock

We are offering                shares of our common stock, par value $0.0075 per share, and five year warrants (exercisable beginning on the date of issuance) to purchase up to an aggregate of           shares of our common stock (and the common stock issuable from time to time upon exercise of each of the warrants).  Each investor will receive a warrant to purchase 0.5 shares of our common stock at an exercise price of $      per share, for each share of common stock purchased. The common stock and warrants will be issued separately.

Our common stock is listed on The NASDAQ Global Market under the symbol “XOMA.” On March 2, 2012, the last reported sale price of our common stock on The NASDAQ Global Market was $1.50 per share. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally recognized trading system.

––––––––––––––––––––––––––––
You should carefully read this prospectus supplement the accompanying prospectus (including all of the information incorporated by reference therein) and any free writing prospectus that we have authorized for use in connection with this offering before you invest. Investing in our common stock and warrants involves a high degree of risk. Before buying any shares of our common stock and warrants, you should read the discussion of material risks of investing in our common stock and warrants in the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement and page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share and Accompanying Warrant	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to XOMA (before expenses)	$	$

We estimate the total expenses of this offering payable by us, excluding the underwriting discounts and commissions, will be approximately $           .

We anticipate that delivery of the shares and warrants will be made on or about March    , 2012, subject to customary closing conditions.

Joint Book-Running Managers

RBC Capital Markets	Cowen and Company
Co-manager

Roth Capital Partners

Prospectus Supplement dated               , 2012.

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	ii
PROSPECTUS SUPPLEMENT SUMMARY	S-1
RISK FACTORS	S-6
FORWARD-LOOKING INFORMATION	S-30
USE OF PROCEEDS	S-31
DESCRIPTION OF SECURITIES WE ARE OFFERING	S-32
DILUTION	S-34
UNDERWRITING	S-35
LEGAL MATTERS	S-38
EXPERTS	S-38
WHERE YOU CAN FIND MORE INFORMATION	S-38
INCORPORATION OF DOCUMENTS BY REFERENCE	S-38
Prospectus

ABOUT THIS PROSPECTUS	1
ABOUT XOMA	1
SPECIAL NOTE REGARDING THE DOMESTICATION	2
RISK FACTORS	2
THE SECURITIES WE MAY OFFER	3
FORWARD-LOOKING INFORMATION	5
FINANCIAL RATIOS	6
USE OF PROCEEDS	6
DESCRIPTION OF CAPITAL STOCK	7
DESCRIPTION OF DEBT SECURITIES	11
DESCRIPTION OF WARRANTS	18
LEGAL OWNERSHIP OF SECURITIES	20
PLAN OF DISTRIBUTION	24
LEGAL MATTERS	25
EXPERTS	25
WHERE YOU CAN FIND MORE INFORMATION	25

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus supplement is part of a registration statement (No. 333-172197) that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the registration statement, we registered the offering by us of common stock, preferred stock, debt securities and warrants for sale from time to time in one or more offerings. This prospectus supplement provides specific information about the offering by us of our common stock and warrants under the shelf registration statement. This document is in two parts. The first part is the prospectus supplement, which adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading, “Where You Can Find More Information,” in the accompanying prospectus.

Unless the context otherwise requires, references in this prospectus supplement to “we”, “us” and “our” refer to XOMA Corporation and its consolidated subsidiaries.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about our company, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus, in the documents we incorporate by reference and in any free writing prospectus that we have authorized for use in connection with this offering. This summary is not complete and does not contain all the information that you should consider before investing in our common stock and warrants. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and the financial documents and notes incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

Overview

XOMA Corporation (“XOMA” or the “Company”), a Delaware corporation, discovers and develops innovative antibody-based therapeutics.  Our lead drug candidate is gevokizumab (formerly XOMA 052), a humanized antibody that binds to the inflammatory cytokine interleukin-1 beta (“IL-1 beta”).  In collaboration with our partner, Les Laboratoires Servier (“Servier”), we expect gevokizumab to enter global Phase 3 clinical development in 2012 for non-infectious uveitis (“NIU”) and Behçet’s uveitis.  We anticipate Servier will enter gevokizumab into a Phase 2 study in a cardiovascular disease indication during 2012.  Separately, we have launched a Phase 2 proof-of-concept program for gevokizumab to evaluate additional indications for further development, including a clinical trial in moderate-to-severe inflammatory acne, which began enrolling patients in December 2011, and a clinical trial in erosive osteoarthritis of the hand, for which we plan to initiate enrollment in the second quarter of 2012.

We have entered into a license and collaboration agreement with Servier to jointly develop and commercialize gevokizumab in multiple indications.  Gevokizumab is designed to inhibit the pro-inflammatory cytokine IL-1 beta, which is believed to be a primary trigger of pathologic inflammation in multiple diseases.  Under the terms of the agreement, Servier has worldwide rights to gevokizumab for cardiovascular disease and diabetes indications and rights outside the U.S. and Japan to all other indications.  We retain development and commercialization rights in the U.S. and Japan to all indications except cardiovascular disease and diabetes and have an option to reacquire rights to these indications from Servier in these territories.  Should we exercise our option to reacquire rights to either or both of the cardiovascular disease or diabetes indications in the U.S. and Japan, we will be required to pay Servier an option fee and partially reimburse its incurred development expenses.

Our proprietary preclinical pipeline includes classes of antibodies that activate or sensitize the insulin receptor in vivo and represent potential new therapeutic approaches to the treatment of diabetes.  We have developed these and other antibodies using some or all of our ADAPT™ antibody discovery and development platform, our ModulX™ technologies for generating allosterically modulating antibodies, and our OptimX™ technologies for optimizing biophysical properties of antibodies, including affinity, immunogenicity, stability and manufacturability.

In January 2012, we announced that we had acquired U.S. rights to the perindopril franchise from Servier. The agreement includes ACEON® (perindopril erbumine), a currently marketed angiotensin converting enzyme (“ACE”) inhibitor, and a portfolio of three fixed-dose combination product candidates where perindopril is combined with another active ingredient(s), such as a calcium channel blocker. The longest of the patents relating to the proprietary form of perindopril in each of the combination product candidates expires in December 2023. We assumed commercialization activities for ACEON® in January 2012 following the transfer from Servier’s previous licensee.  ACEON® is subject to competition from multiple approved generic perindopril erbumine products, and our commercialization activities are limited to distribution and post marketing regulatory responsibilities as the current holder of the ACEON® New Drug Application, or NDA. In late February 2012, we initiated enrollment in a Phase 3 trial for the first fixed-dose combination product candidate from the perindopril franchise we acquired from Servier, which combines perindopril arginine and amlodipine besylate (“FDC1”).  Based on regulatory interaction to date, if positive, this trial is expected to be the only additional efficacy trial needed to complement the existing clinical data in support of the submission of an application to the FDA seeking approval for this product candidate.

The trial, named PATH (Perindopril Amlodipine for the Treatment of Hypertension), is expected to enroll approximately 816 patients with hypertension to determine the safety and efficacy of the fixed-dose combination versus either perindopril or amlodipine alone.  The primary and secondary endpoints are reduction in sitting diastolic and systolic blood pressure, respectively, from baseline after six weeks of treatment.  Partial funding for the PATH trial will be provided by Servier; the balance of study expenses, consisting primarily of costs generated by our contract research organization, are expected to be paid by us over time from any profits generated by our ACEON® sales.  We estimate the total cost of the PATH study will be between $8 million and $10 million.

XOMA 3AB, a biodefense anti-botulism product candidate comprised of a combination of antibodies, was developed through funding from the National Institute of Allergy and Infectious Diseases (“NIAID”) of the U.S. National Institutes of Health (“NIH”). Enrollment has been completed in a Phase 1 clinical trial sponsored by NIAID.  In January 2012, we announced that we will complete NIAID biodefense contracts currently in place but will not actively pursue future contracts.  Should the government choose to acquire XOMA 3AB or other biodefense products in the future, we expect to be able to provide these antibodies through an outside manufacturer.

We also have developed antibody product candidates with premier pharmaceutical companies including Novartis AG (“Novartis”) and Takeda Pharmaceutical Company Limited (“Takeda”).  Two antibodies developed with Novartis, LFA102 and HCD122 (lucatumumab), are in Phase 1 and/or 2 clinical development by Novartis for the potential treatment of breast or prostate cancer and hematological malignancies, respectively.

In January 2012, we implemented a restructuring designed to sharpen our focus on value-creating opportunities led by gevokizumab and our antibody discovery and development capabilities. The restructuring reduced our personnel by 84 positions, or 34%, of which approximately 50 were eliminated immediately and the remainder will be eliminated by April 6, 2012.  These staff reductions result primarily from our decisions to utilize a contract manufacturing organization for Phase 3 and commercial antibody production and to eliminate internal research functions that are non-differentiating or that can be obtained cost-effectively by contract service providers.

Product Development Strategy

We are advancing a pipeline of antibody product candidates using our proven expertise, technologies and capabilities from antibody discovery through product development.  We seek to expand our pipeline by developing additional proprietary products and technologies and by entering into licensing and collaborative arrangements with pharmaceutical and biotechnology companies. The principal elements of our strategy are to:

•
Focus on advancing gevokizumab, our lead product candidate.  Using our proprietary antibody technologies, capabilities and expertise, we discovered gevokizumab, an antibody that inhibits IL-1 beta.  Gevokizumab has the potential to address the underlying inflammatory causes of a wide range of unmet medical needs by targeting IL-1 beta, a cytokine that triggers inflammatory pathways in the body.

In December 2010, we entered into an agreement with Servier to jointly develop and commercialize gevokizumab in multiple indications, which provided for a non-refundable upfront payment of $15.0 million that we received in January 2011. In connection with this agreement, Servier is funding the first $50.0 million of gevokizumab global clinical development and chemistry and manufacturing controls (“CMC”) expenses and 50% of further expenses for the Behçet’s uveitis indication.  Servier has agreed to include the NIU Phase 3 trials discussed below under the terms of the collaboration agreement for Behçet’s uveitis as long as input from the European Medicines Agency (“EMA”) enables the results of the trial to be included in regulatory submissions in the European Union (“EU”).

In January 2011, we received the full €15.0 million advance allowed under our loan agreement with Servier dated December 30, 2010, converting to U.S. dollar proceeds of approximately $19.5 million at the date of funding.

In March 2011, we announced our Phase 2b trial of gevokizumab in 421 Type 2 diabetes patients did not achieve the primary endpoint of reduction in hemoglobin A1c (“HbA1c”) after six monthly treatments with gevokizumab compared to placebo.  However, significant decreases in C-reactive protein (“CRP”), a biomarker for the risk of heart attack, stroke and other cardiovascular and inflammatory diseases, were observed in all dose groups versus placebo. Results from a Phase 2a gevokizumab trial in 74 patients with Type 2 diabetes, announced in June 2011, were consistent with the Phase 2b results.  Gevokizumab was well tolerated in these trials, with no significant differences in adverse events between gevokizumab and placebo and no serious drug-related adverse events.

Servier and we are implementing an expanded gevokizumab clinical development plan. The plan includes two global Phase 3 trials in active and controlled NIU involving the intermediate and/or posterior segments of the eye, including Behçet’s uveitis, and a Phase 3 trial outside the U.S. in Behçet’s uveitis. We expect these trials will be designed to meet the FDA requirement for ophthalmic indications that at least 300 patients be treated for at least six months and 100 patients for 1 year at the to-be-marketed dose. We anticipate we will have preliminary top-line results from the first NIU Phase 3 trial approximately 18 to 24 months after we enroll our first patient. Based upon the timing of anticipated regulatory interactions, we anticipate initiating the first NIU Phase 3 trial in the second quarter of 2012.

In addition, we announced a Phase 2 proof-of-concept clinical program to identify additional conditions that may respond to treatment with gevokizumab.  The program will study gevokizumab in three separate diseases that have demonstrated IL-1 beta involvement.  The first study in moderate to severe inflammatory acne began enrolling patients in December 2011. We are planning to initiate enrollment in the second clinical study in this program during the second quarter of 2012, which will study gevokizumab in patients with erosive osteoarthritis of the hand.  Later in 2012, we plan to announce the final proof-of-concept indication. Based upon our discussions, we believe Servier intends to advance gevokizumab into Phase 2 development for cardiovascular disease in 2012.

•
Advance our proprietary preclinical pipeline candidates and generate revenues from our proprietary technologies. We will continue to develop our proprietary preclinical pipeline, primarily focusing on the development of allosteric modulating monoclonal antibodies.  Our first program, which targets the insulin receptor, has generated two new classes of fully human monoclonal antibodies that activate (XMetA) or sensitize (XMetS) the insulin receptor in vivo. XMetA and XMetS represent the potential for distinct, new therapeutic approaches to the treatment of patients with diabetes.  Separate studies of XMetA and XMetS demonstrated they reduced fasting blood glucose levels and improved glucose tolerance in mouse models of diabetes.  Historically, we have established technology collaborations with several companies to provide access to multiple XOMA proprietary antibody discovery and optimization technologies.  In addition, we have licensed our BCE technology to more than 60 companies in exchange for license, milestone and other fees, royalties and complementary technologies; a number of licensed product candidates are in clinical development. We believe we can continue to generate significant revenue from our proprietary technologies and programs in the future.

•
Complete current biodefense contracts. To date, we have been awarded four contracts, totaling up to approximately $120 million, from NIAID to support development of XOMA 3AB and additional product candidates for the treatment of botulism poisoning.  In addition, our biodefense programs included two subcontracts from SRI International totaling $4.3 million, funded through NIAID, for the development of antibodies to neutralize H1N1 and H5N1 influenza viruses and the virus that causes severe acute respiratory syndrome (“SARS”).

NIAID is conducting a Phase 1 trial of XOMA 3AB, a novel formulation of three antibodies designed to prevent and treat botulism poisoning.  This double-blind, dose-escalation study in approximately 24 healthy volunteers is designed to assess the safety and tolerability and determine the pharmacokinetic profile, of XOMA 3AB.

In January 2012, we announced that we will complete NIAID biodefense contracts currently in place but will not actively pursue future contracts.  Should the government choose to acquire XOMA 3AB or other biodefense products in the future, we expect to be able to provide these antibodies through an outside manufacturer.

Commercialization Strategy

We are committed to establishing XOMA as a commercial organization in the U.S. in order to derive appropriate value from our product discovery and development programs. In January 2012, we announced we had acquired U.S. rights, and we assumed commercialization activities, for the branded antihypertensive product ACEON® (perindopril erbumine), an FDA-approved ACE inhibitor, from Servier’s previous U.S. licensee. In addition to ACEON®, the acquisition includes a portfolio of three fixed-dose combination product candidates where perindopril is combined with other active ingredient(s), such as a calcium channel blocker.

We have contracted with third parties to manufacture and distribute ACEON®.

Financial Update

We expect our cash and cash equivalents as of December 31, 2011 to be approximately $48.3 million.

Shareholder Rights Agreement

We have amended our shareholder rights agreement to provide that it will not apply to any person or entity who becomes the beneficial owner of 20% or more but less than 40% of our outstanding common stock with the prior approval of our board of direcctors, and our board has approved purchasers in this offering becoming beneficial owners of 20% or more but less than 40% of our outstanding common stock as a result of their participation in the offering.  As a result, such ownership by any such purchaser will not trigger the provisions of the rights agreement that would give each holder of the rights the right to receive upon exercise that number of common share equivalents having a market value of two times the exercise price.  The board's approval in this regard will only apply to purchasers in this offering.

THE OFFERING

Common stock we are offering	shares.
Warrants we are offering
Warrants to purchase up to       shares of common stock. The warrants will be exercisable during the period commencing on the date of original issuance and ending five (5) years from such issuance date at an exercise price of $     per share of common stock. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

Common stock to be issued and outstanding after the offering	shares.*
Listing
Our common stock is listed on The NASDAQ Global Market under the symbol “XOMA.”  There is no established public trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally recognized trading system.

Use of proceeds
We intend to use the proceeds to fund our on-going and upcoming clinical trials, pay certain costs associated with our recent reduction in force and continue our preclinical programs and for working capital and general corporate purposes. See “Use of Proceeds” below.

Risk factors
You should carefully consider the information in “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 2 of the accompanying prospectus for a discussion of factors you should consider carefully when making a decision to invest in our common stock and warrants.

________________________

*
The number of shares of our common stock that will be issued and outstanding immediately after this offering as shown above is based on 38,373,949 shares of common stock issued and outstanding as of February 29, 2012 and excludes the following:

•	shares of common stock issuable upon the exercise of the warrants offered hereby;

•
shares of common stock issuable upon the exercise of outstanding stock options, of which there were 5,942,211 outstanding as of February 29, 2012, with a weighted average exercise price of $10.3753 per share;

•	shares of common stock issuable upon the vesting of outstanding restricted stock units, of which there were 1,512,505 outstanding as of February 29, 2012;

•
shares of common stock issuable upon the exercise of our outstanding warrants, of which there are 347,826 exercisable at a price of $19.50 per share, 1,260,000 exercisable at a price of $10.50 per share and 263,158 exercisable at a price of $1.14 per share; and

•	shares of common stock reserved for issuance under our equity incentive and employee stock purchase plans.

RISK FACTORS

Any investment in our securities involves a high degree of risk, including the risks described below.  Before purchasing our common stock and warrants, you should carefully consider the risk factors set forth below, as well as all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference, including our consolidated financial statements and the related notes and the additional risk factors contained in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as any amendments thereto, as filed with the Securities and Exchange Commission, and any free writing prospectus that we have authorized for use in connection with this offering, before deciding whether to invest in our common stock and warrants.  The risks and uncertainties described below are not the only risks and uncertainties we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  If any of the following risks actually occur, our business, financial condition and results of operations could suffer.  As a result, the trading price of our stock could decline, perhaps significantly, and you could lose all or part of your investment.  The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.  See the section entitled “Forward-Looking Information.”

Risks Relating to Our Business

Because our product candidates are still being developed, we will require substantial funds to continue; we cannot be certain that funds will be available and, if they are not available, we may have to take actions that could adversely affect your investment and may not be able to continue operations.

 We will need to commit substantial funds to continue development of our product candidates and we may not be able to obtain sufficient funds on acceptable terms, or at all.  we raise additional funds by issuing equity securities, our stockholders will experience dilution. Any debt financing or additional equity that we raise may contain terms that are not favorable to our stockholders or us. If we raise additional funds through collaboration and licensing arrangements with third parties, we may be required to relinquish some rights to our technologies or our product candidates, grant licenses on terms that are not favorable to us or enter into a collaboration arrangement for a product candidate at an earlier stage of development or for a lesser amount than we might otherwise choose.

Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may:

•	terminate or delay clinical trials for one or more of our product candidates;

•	further reduce our headcount and capital or operating expenditures; or

•	curtail our spending on protecting our intellectual property.

We finance our operations primarily through our multiple revenue streams resulting from discovery and development collaborations, biodefense contracts, the licensing of our antibody technologies, and sales of our common stock.  In September 2009, we sold our royalty interest in LUCENTIS® to Genentech, Inc., a wholly-owned member of the Roche Group (“Genentech”) for gross proceeds of $25.0 million, including royalty revenue from the second quarter of 2009.  These proceeds, along with other funds, were used to fully repay our loan from Goldman Sachs Specialty Lending Holdings, Inc. (“Goldman Sachs”).  As a result, we no longer have a royalty interest in LUCENTIS®.  In August 2010, we sold our royalty interest in CIMZIA® for gross proceeds of $4.0 million, including royalty revenue from the second quarter of 2010.  As a result, we no longer have a royalty interest in CIMZIA®.  We received revenue from this royalty interest of $0.5 million in 2010 and $0.5 million in 2009.

Based on our cash reserves and anticipated spending levels, revenue from collaborations including our gevokizumab (formerly referred to as XOMA 052) collaboration agreement with Les Laboratoires Servier (“Servier”), funding from our loan agreements with Servier and General Electric Capital Corporation (“GECC”), this offering, biodefense contracts and licensing transactions and other sources of funding that we believe to be available, we believe that we have sufficient cash resources to meet our anticipated net cash needs through the next twelve months.  Any significant revenue shortfalls, increases in planned spending on development programs or more rapid progress of development programs than anticipated, as well as the unavailability of anticipated sources of funding, could shorten this period or otherwise have a material adverse impact on our ability to finance our continued operations.  If adequate funds are not available, we will be required to delay, reduce the scope of, or eliminate one or more of our product development programs and further reduce personnel-related costs.  Progress or setbacks by potentially competing products may also affect our ability to raise new funding on acceptable terms.  As a result, we do not know when or whether:

•	operations will generate meaningful funds,

•	additional agreements for product development funding can be reached,

•	strategic alliances can be negotiated, or

•	adequate additional financing will be available for us to finance our own development on acceptable terms, or at all.

Cash balances and operating cash flow are influenced primarily by the timing and level of payments by our licensees, collaboration and development partners, as well as by our operating costs.

            Global credit and financial market conditions may reduce our ability to access capital and cash and could negatively impact the value of our current portfolio of cash equivalents and our ability to meet our financing objectives.

Traditionally, we have funded a large portion of our research and development expenditures through raising capital in the equity markets.  Recent events, including failures and bankruptcies among large commercial and investment banks, have led to considerable declines and uncertainties in these and other capital markets and have led to new regulatory and other restrictions that may broadly affect the nature of these markets.  These circumstances could severely restrict the raising of new capital by companies such as us in the future.

Volatility in the financial markets has also created liquidity problems in investments previously thought to bear a minimal risk.  For example, money market fund investors, including us, have in the past been unable to retrieve the full amount of funds, even in highly-rated liquid money market accounts, upon maturity.  Although as of September 30, 2011, we have received the full amount of proceeds from money market fund investments, an inability to retrieve funds from money market fund investments as they mature in the future could have a material and adverse impact on our business, results of operations and cash flows.

Our cash and cash equivalents are maintained in highly liquid investments with remaining maturities of 90 days or less at the time of purchase.  While as of the date of this filing, we are not aware of any downgrades, material losses, or other significant deterioration in the fair value of our cash equivalents since September 30, 2011, no assurance can be given that further deterioration in conditions of the global credit and financial markets would not negatively impact our current portfolio of cash equivalents or our ability to meet our financing objectives.

Because all of our product candidates are still being developed, we have sustained losses in the past and we expect to sustain losses in the future.

We have experienced significant losses and, as of September 30, 2011, we had an accumulated deficit of $874.3 million.

For the three and nine months ended September 30, 2011, we had net losses of approximately $6.5 million or $0.20 per share of common stock (basic and diluted) and $21.0 million or $0.69 per share of common stock (basic and diluted), respectively.  For the three and nine months ended September 30, 2010, we had net losses of approximately $13.6 million or $0.69 per share of common stock (basic and diluted) and $51.0 million or $2.87 per share of common stock (basic and diluted), respectively.

Our ability to achieve profitability is dependent in large part on the success of our development programs, obtaining regulatory approval for our product candidates and entering into new agreements for product development, manufacturing and commercialization, all of which are uncertain.  Our ability to fund our ongoing operations is dependent on the foregoing factors and on our ability to secure additional funds.  Because our product candidates are still being developed, we do not know whether we will ever achieve sustained profitability or whether cash flow from future operations will be sufficient to meet our needs.

We have received negative results from certain of our clinical trials, and we face uncertain results of other clinical trials of our product candidates.

In March 2011, we announced that our Phase 2b trial of gevokizumab in Type 2 diabetes in 421 patients did not achieve the primary endpoint of reduction in hemoglobin A1c (“HbA1c”) after six monthly treatments with gevokizumab compared to placebo.  In June 2011, we announced top line trial results from our six-month Phase 2a trial of gevokizumab in Type 2 diabetes in 74 patients, and there were no differences in glycemic control between the drug and placebo groups as measured by HbA1c levels.

Many of our product candidates, including gevokizumab and XOMA 3AB, will require significant additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales.  This process is lengthy and expensive, often taking a number of years.  As clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals, the length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly.  As a result, it is uncertain whether:

•	our future filings will be delayed,

•	our preclinical and clinical studies will be successful,

•	we will be successful in generating viable product candidates to targets,

•	we will be able to provide necessary additional data,

•	results of future clinical trials will justify further development, or

•	we will ultimately achieve regulatory approval for any of these product candidates.

The timing of the commencement, continuation and completion of clinical trials may be subject to significant delays relating to various causes, including completion of preclinical testing and earlier-stage clinical trials in a timely manner, scheduling conflicts with participating clinicians and clinical institutions, difficulties in identifying and enrolling patients who meet trial eligibility criteria, and shortages of available drug supply.  Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the existence of competing clinical trials and the availability of alternative or new treatments.  Regardless of the initial size or relative complexity of a clinical trial, the costs of such trial may be higher than expected due to increases in duration or size of the trial, changes in the protocol pursuant to which the trial is being conducted, additional or special requirements of one or more of the healthcare centers where the trial is being conducted, changes in the regulatory requirements applicable to the trial or in the standards or guidelines for approval of the product candidate being tested or for other unforeseen reasons.  In addition, we will conduct clinical trials in foreign countries in the future which may subject us to further delays and expenses as a result of increased drug shipment costs, additional regulatory requirements and the engagement of foreign clinical research organizations, as well as expose us to risks associated with foreign currency transactions insofar as we might desire to use U.S. dollars to make contract payments denominated in the foreign currency where the trial is being conducted.

All of our product candidates are prone to the risks of failure inherent in drug development.  Preclinical studies may not yield results that would satisfactorily support the filing of an Investigational New Drug application (“IND”) (or a foreign equivalent) with respect to our product candidates.  Even if these applications would be or have been filed with respect to our product candidates, the results of preclinical studies do not necessarily predict the results of clinical trials.  Similarly, early-stage clinical trials in healthy volunteers do not predict the results of later-stage clinical trials, including the safety and efficacy profiles of any particular product candidates.  In addition, there can be no assurance that the design of our clinical trials is focused on appropriate indications, patient populations, dosing regimens or other variables which will result in obtaining the desired efficacy data to support regulatory approval to commercialize the drug.  Preclinical and clinical data can be interpreted in different ways.  Accordingly, Food and Drug Administration (“FDA”) officials or officials from foreign regulatory authorities could interpret the data in different ways than we or our collaboration or development partners do which could delay, limit or prevent regulatory approval.

Administering any of our products or potential products may produce undesirable side effects, also known as adverse effects.  Toxicities and adverse effects that we have observed in preclinical studies for some compounds in a particular research and development program may occur in preclinical studies or clinical trials of other compounds from the same program.  Such toxicities or adverse effects could delay or prevent the filing of an IND (or a foreign equivalent) with respect to such products or potential products or cause us to cease clinical trials with respect to any drug candidate.  In clinical trials, administering any of our products or product candidates to humans may produce adverse effects.  These adverse effects could interrupt, delay or halt clinical trials of our products and product candidates and could result in the FDA or other regulatory authorities denying approval of our products or product candidates for any or all targeted indications.  The FDA, other regulatory authorities, our collaboration or development partners or we may suspend or terminate clinical trials at any time.  Even if one or more of our product candidates were approved for sale, the occurrence of even a limited number of toxicities or adverse effects when used in large populations may cause the FDA to impose restrictions on, or stop, the further marketing of such drugs.  Indications of potential adverse effects or toxicities which may occur in clinical trials and which we believe are not significant during the course of such clinical trials may later turn out to actually constitute serious adverse effects or toxicities when a drug has been used in large populations or for extended periods of time.  Any failure or significant delay in completing preclinical studies or clinical trials for our product candidates, or in receiving and maintaining regulatory approval for the sale of any drugs resulting from our product candidates, may severely harm our reputation and business.

In June 2011, Novartis announced that an advisory committee of the FDA voted in favor of the overall efficacy but not the overall safety of Ilaris® (canakinumab), a fully-human monoclonal antibody that, like gevokizumab, targets IL-1 beta, to treat gouty arthritis attacks in patients who cannot obtain adequate relief with non-steroidal anti-inflammatory drugs or colchicine.  Novartis also stated that in two pivotal Phase 3 studies of canakinumab in gouty arthritis patients, a higher percentage of patients had adverse events with canakinumab than with the standard treatment for gouty arthritis, and more serious adverse events were reported by patients treated with canakinumab compared to patients receiving the standard treatment.  In August 2011, Novartis announced that the FDA had issued a Complete Response letter requesting additional information, including clinical data to evaluate the benefit risk profile of canakinumab in refractory gouty arthritis patients.  We have not yet determined what impact, if any, these developments may have on the development of gevokizumab.

If our therapeutic product candidates do not receive regulatory approval, neither our third party collaborators nor we will be able to manufacture and market them.

Our product candidates (including gevokizumab, perindopril arginine in combination with amlodipine besylate (“FDC1”) and XOMA 3AB) cannot be manufactured and marketed in the United States and other countries without required regulatory approvals.  The United States government and governments of other countries extensively regulate many aspects of our product candidates, including:

•	testing,

•	manufacturing,

•	promotion and marketing, and

•	exporting.

In the United States, the FDA regulates pharmaceutical products under the Federal Food, Drug, and Cosmetic Act and other laws, including, in the case of biologics, the Public Health Service Act.  At the present time, we believe that many of our product candidates (including gevokizumab and XOMA 3AB) will be regulated by the FDA as biologics and that some of our product candidates (including FDC1) will be regulated by the FDA as drugs.  Initiation of clinical trials requires approval by health authorities.  Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients under the supervision of a qualified principal investigator.  Clinical trials must be conducted in accordance with FDA and International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Good Clinical Practices and the European Clinical Trials Directive under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated.  Other national, foreign and local regulations may also apply.  The developer of the drug must provide information relating to the characterization and controls of the product before administration to the patients participating in the clinical trials.  This requires developing approved assays of the product to test before administration to the patient and during the conduct of the trial.  In addition, developers of pharmaceutical products must provide periodic data regarding clinical trials to the FDA and other health authorities, and these health authorities may issue a clinical hold upon a trial if they do not believe, or cannot confirm, that the trial can be conducted without unreasonable risk to the trial participants.  We cannot assure you that U.S. and foreign health authorities will not issue a clinical hold with respect to any of our clinical trials in the future.

The results of the preclinical studies and clinical testing, together with chemistry, manufacturing and controls information, are submitted to the FDA and other health authorities in the form of a New Drug Application (“NDA”) for a drug, and in the form of a Biologic License Application (“BLA”) for a biological product, requesting approval to commence commercial sales.  In responding to an NDA or BLA, the FDA or foreign health authorities may grant marketing approvals, request additional information or further research, or deny the application if it determines that the application does not satisfy its regulatory approval criteria.  Regulatory approval of an NDA, BLA, or supplement is never guaranteed, and the approval process can take several years and is extremely expensive.  The FDA and foreign health authorities have substantial discretion in the drug and biologics approval processes.  Despite the time and expense incurred, failure can occur at any stage, and we could encounter problems that cause us to abandon clinical trials or to repeat or perform additional preclinical, clinical or manufacturing-related studies.

Changes in the regulatory approval policy during the development period, changes in, or the enactment of additional regulations or statutes, or changes in regulatory review for each submitted product application may cause delays in the approval or rejection of an application.  State regulations may also affect our proposed products.

The FDA and other regulatory agencies have substantial discretion in both the product approval process and manufacturing facility approval process and, as a result of this discretion and uncertainties about outcomes of testing, we cannot predict at what point, or whether, the FDA or other regulatory agencies will be satisfied with our or our collaborators’ submissions or whether the FDA or other regulatory agencies will raise questions which may be material and delay or preclude product approval or manufacturing facility approval.  In light of this discretion and the complexities of the scientific, medical and regulatory environment, our interpretation or understanding of the FDA’s or other regulatory agencies’ requirements, guidelines or expectations may prove incorrect, which could also further delay or increase the cost of the approval process.  As we accumulate additional clinical data, we will submit it to the FDA and other regulatory agencies, as appropriate and such data may have a material impact on the approval process.

Given that regulatory review is an interactive and continuous process, we maintain a policy of limiting announcements and comments upon the specific details of regulatory review of our product candidates, subject to our obligations under the securities laws, until definitive action is taken.

Even once approved, a product may be subject to additional testing or significant marketing restrictions, its approval may be withdrawn or it may be voluntarily taken off the market.

Even if the FDA, the European Commission or another regulatory agency approves a product candidate for marketing, the approval may impose ongoing requirements for post-approval studies, including additional research and development and clinical trials, and the FDA, European Commission or other regulatory agency may subsequently withdraw approval based on these additional trials.  As the current holder of the ACEON® NDA, we are required to submit annual reports to the FDA and are responsible for pharmacovigilance activities related to the product.

Even for approved products, the FDA, European Commission or other regulatory agency may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion, marketing and/or production of such product.

Furthermore, a marketing approval of a product may be withdrawn by the FDA, the European Commission or another regulatory agency or such a product may be voluntarily withdrawn by the company marketing it based, for example, on subsequently-arising safety concerns.  In February 2009, the European Medicines Agency (“EMA”) announced that it had recommended suspension of the marketing authorization of RAPTIVA® in the European Union and that its Committee for Medicinal Products for Human Use (“CHMP”) had concluded that the benefits of RAPTIVA® no longer outweigh its risks because of safety concerns, including the occurrence of progressive multifocal leukoencephalopathy (“PML”) in patients taking the medicine.  In the second quarter of 2009, Genentech announced and carried out a phased voluntary withdrawal of RAPTIVA® from the U.S. market, based on the association of RAPTIVA® with an increased risk of PML.

The FDA, European Commission and other agencies also may impose various civil or criminal sanctions for failure to comply with regulatory requirements, including withdrawal of product approval.

We may issue additional equity securities and thereby materially and adversely affect the price of our common stock.

We are authorized to issue, without stockholder approval, 1,000,000 shares of preferred stock, of which none were issued and outstanding as of February 29, 2012, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock.  In April 2011, the 2,959 Series B convertible preference shares previously issued to Genentech were converted by Genentech into 254,560 shares of common stock.  In addition, we are authorized to issue, generally without stockholder approval, up to 92,666,666 shares of common stock, of which 38,373,949 were issued and outstanding as of February 29, 2012.  If we issue additional equity securities, the price of our common stock may be materially and adversely affected.

On February 4, 2011, we entered into an At Market Issuance Sales Agreement (the “2011 ATM Agreement”) with McNicoll, Lewis & Vlak LLC (now known as MLV & Co. LLC, “MLV”), under which we may sell shares of our common stock from time to time through the MLV, as our agent for the offer and sale of the shares, in an aggregate amount not to exceed the amount that can be sold under our registration statement on Form S-3 (File No. 333-172197) filed with the Securities and Exchange Commission (the “SEC”) on February 11, 2011 and amended on March 10, 2011, June 3, 2011 and January 3, 2012, which was most recently declared effective by the SEC on January 17, 2012.  MLV may sell the shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), including without limitation sales made directly on The NASDAQ Global Market, on any other existing trading market for our common stock or to or through a market maker.  MLV may also sell the shares in privately negotiated transactions, subject to our prior approval.  From the inception of the 2011 ATM Agreement through February 29, 2012, we sold a total of 7,572,327 shares of common stock under this agreement for aggregate gross proceeds of $14.6 million.

The financial terms of future collaborative or licensing arrangements could result in dilution of our share value.

Funding from collaboration partners and others has in the past and may in the future involve issuance by us of our shares.  We cannot be certain how the purchase price of such shares, the relevant market price or premium, if any, will be determined or when such determinations will be made.  Any such issuance could result in dilution in the value of our issued and outstanding shares.

Our share price may be volatile and there may not be an active trading market for our common stock.

There can be no assurance that the market price of our common stock will not decline below its present market price or that there will be an active trading market for our common stock.  The market prices of biotechnology companies have been and are likely to continue to be highly volatile.  Fluctuations in our operating results and general market conditions for biotechnology stocks could have a significant impact on the volatility of our common stock price.  We have experienced significant volatility in the price of our common stock.  From January 1, 2011 through March 2, 2012, the share price of our common stock has ranged from a high of $7.71 to a low of $1.04.  Factors contributing to such volatility include, but are not limited to:

•	results of preclinical studies and clinical trials,

•	information relating to the safety or efficacy of products or product candidates,

•	developments regarding regulatory filings,

•	announcements of new collaborations,

•	failure to enter into collaborations,

•	developments in existing collaborations,

•	our funding requirements and the terms of our financing arrangements,

•	technological innovations or new indications for our therapeutic products and product candidates,

•	introduction of new products or technologies by us or our competitors,

•	sales and estimated or forecasted sales of products for which we receive royalties, if any,

•	government regulations,

•	developments in patent or other proprietary rights,

•	the number of shares issued and outstanding,

•	the number of shares trading on an average trading day,

•	announcements regarding other participants in the biotechnology and pharmaceutical industries, and

•	market speculation regarding any of the foregoing.

If we are unable to continue to meet the requirements for continued listing on The NASDAQ Global Market, then we may be de-listed.  In March 2010, we received a Staff Determination letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that we had not regained compliance with the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market, pursuant to NASDAQ Listing Rule 5450(a)(1).  On August 18, 2010, we effected a reverse split of our common stock in order to regain compliance.

We may not be successful in commercializing our products, which could also affect our development efforts.

We began commercializing our first product, ACEON®, in January 2012, and we have limited experience in the sales, marketing and distribution of pharmaceutical products.  There can be no assurance that we will be able to maintain the arrangements we have with third-party suppliers, distributors and other service providers that are necessary for us to perform these activities or that our efforts will be successful.  Maintaining or expanding these arrangements, or developing our own capabilities, may divert attention and resources from or otherwise negatively affect our development programs.

Our rights to commercialize ACEON® are licensed from Servier, and we are obligated to develop and commercialize the products covered by our agreement in accordance with the terms and conditions of that agreement.  Our ability to satisfy some of these obligations is dependent on factors that are outside of our control, and our agreement may be terminated if we materially breach our obligations and fail to cure such breach or for other reasons.  If our agreement is terminated, we would have no further rights to develop and commercialize these products.

Furthermore, because we intend to use revenues generated by sales of ACEON® in part to fund development of FDC1, lower than expected revenues from such sales could adversely affect our ability to fund the costs of such development.

We are subject to various state and federal healthcare related laws and regulations that may impact the commercialization of ACEON® or our product candidates and could subject us to significant fines and penalties.

Our operations may be directly or indirectly subject to various state and federal healthcare laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act and HIPAA/HITECH. These laws may impact, among other things, the commercial operations for ACEON or any of our product candidates that may be approved for commercial sale.

The federal Anti-Kickback Statute prohibits persons from knowingly and willingly soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs. The Physician Payments Sunshine Act also has several state equivalents, which require, and under which the federal government will require in 2013, disclosure of payments we make to physicians for consulting and other services.

The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. The filing of qui tam actions has caused a number of pharmaceutical, medical device and other healthcare companies to have to defend a False Claims Act action. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters and was amended by the Health Information Technology and Clinical Health Act, or HITECH, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information.  In order to comply with these laws, we have implemented a compliance program to actively identify, prevent and mitigate risk through the implementation of compliance policies and systems and by promoting a culture of compliance. Although we take our obligation to maintain our compliance with these various laws and regulations seriously and our compliance program is designed to prevent the violation of these laws and regulations, if we are found to be in violation of any of the laws and regulations described above or other applicable state and federal healthcare fraud and abuse laws, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from government healthcare reimbursement programs and the curtailment or restructuring of our operations, all of which could have a material adverse effect on our business and results of operations.

Certain of our technologies are in-licensed from third parties, so our capabilities using them are restricted and subject to additional risks.

We license technologies from third parties.  These technologies include but are not limited to phage display technologies licensed to us in connection with our bacterial cell expression technology licensing program.  However, our use of these technologies is limited by certain contractual provisions in the licenses relating to them and, although we have obtained numerous licenses, intellectual property rights in the area of phage display are particularly complex.  If the owners of the patent rights underlying the technologies we license do not properly maintain or enforce those patents, our competitive position and business prospects could be harmed.  Our success will depend in part on the ability of our licensors to obtain, maintain and enforce our in-licensed intellectual property.  Our licensors may not successfully prosecute the patent applications to which we have licenses, or our licensors may fail to maintain existing patents.  They may determine not to pursue litigation against other companies that are infringing these patents, or they may pursue such litigation less aggressively than we would.  Our licensors may also seek to terminate our license, which could cause us to lose the right to use the licensed intellectual property and adversely affect our ability to commercialize our technologies, products or services.

We do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest.

Even if products in which we have an interest receive approval in the future, they may not be accepted in the marketplace.  In addition, we or our collaborators or licensees may experience difficulties in launching new products, many of which are novel and based on technologies that are unfamiliar to the healthcare community.  We have no assurance that healthcare providers and patients will accept such products, if developed.  For example, physicians and/or patients may not accept a product for a particular indication because it has been biologically derived (and not discovered and developed by more traditional means) or if no biologically derived products are currently in widespread use in that indication.  Similarly, physicians may not accept a product if they believe other products to be more effective or more cost-effective or are more comfortable prescribing other products.

Safety concerns may also arise in the course of on-going clinical trials or patient treatment as a result of adverse events or reactions.  For example, in February 2009, the EMA announced that it had recommended suspension of the marketing authorization of RAPTIVA® in the European Union and EMD Serono Inc., the company that marketed RAPTIVA® in Canada (“EMD Serono”) announced that, in consultation with Health Canada, the Canadian health authority (“Health Canada”), it would suspend marketing of RAPTIVA® in Canada.  In March 2009, Merck Serono Australia Pty Ltd, the company that marketed RAPTIVA® in Australia (“Merck Serono Australia”), following a recommendation from the Therapeutic Goods Administration, the Australian health authority (“TGA”), announced that it was withdrawing RAPTIVA® from the Australian market.  In the second quarter of 2009, Genentech announced and carried out a phased voluntary withdrawal of RAPTIVA® from the U.S. market, based on the association of RAPTIVA® with an increased risk of PML. As a result, sales of RAPTIVA® ceased in the second quarter of 2009.

Furthermore, government agencies, as well as private organizations involved in healthcare, from time to time publish guidelines or recommendations to healthcare providers and patients.  Such guidelines or recommendations can be very influential and may adversely affect the usage of any products we may develop directly (for example, by recommending a decreased dosage of a product in conjunction with a concomitant therapy or a government entity withdrawing its recommendation to screen blood donations for certain viruses) or indirectly (for example, by recommending a competitive product over our product).  Consequently, we do not know if physicians or patients will adopt or use our products for their approved indications.

Even approved and marketed products are subject to risks relating to changes in the market for such products.  Introduction or increased availability of generic versions of products can alter the market acceptance of branded products, such as ACEON®.  In addition, unforeseen safety issues may arise at any time, regardless of the length of time a product has been on the market.

Our third party collaborators, licensees, suppliers or contractors may not have adequate manufacturing capacity sufficient to meet market demand.

Upon approval of any of our product candidates or in the event of increased demand for marketed products, we do not know whether the capacity of the manufacturing facilities of our existing or future third-party collaborators, licensees, suppliers or contractors will be available or can be increased to produce sufficient quantities of our products to meet market demand.  Also, if we or our third party collaborators, licensees, suppliers or contractors need additional manufacturing facilities to meet market demand, we cannot predict that we will successfully obtain those facilities because we do not know whether they will be available on acceptable terms.  In addition, any manufacturing facilities acquired or used to meet market demand must meet the FDA’s quality assurance guidelines.

 Our agreements with third parties, many of which are significant to our business, expose us to numerous risks.

Our financial resources and our marketing experience and expertise are limited.  Consequently, our ability to successfully develop products depends, to a large extent, upon securing the financial resources and/or marketing capabilities of third parties.

•
In April 1996, we entered into an agreement with Genentech whereby we agreed to co-develop Genentech’s humanized monoclonal antibody product RAPTIVA®.  In April 1999, March 2003, and January 2005, the companies amended the agreement.  In October 2003, RAPTIVA® was approved by the FDA for the treatment of adults with chronic moderate-to-severe plaque psoriasis who are candidates for systemic therapy or phototherapy and, in September 2004, Merck Serono announced the product’s approval in the European Union.  In January 2005, we entered into a restructuring of our collaboration agreement with Genentech which ended our existing cost and profit sharing arrangement related to RAPTIVA® in the United States and entitled us to a royalty interest on worldwide net sales.  In February 2009, the EMA announced that it had recommended suspension of the marketing authorization of RAPTIVA® in the European Union and EMD Serono announced that, in consultation with Health Canada, it would suspend marketing of RAPTIVA® in Canada.  In March 2009, Merck Serono Australia, following a recommendation from the TGA, announced that it was withdrawing RAPTIVA® from the Australian market.  In the second quarter of 2009, Genentech announced and carried out a phased voluntary withdrawal of RAPTIVA® from the U.S. market, based on the association of RAPTIVA® with an increased risk of PML.  As a result, sales of RAPTIVA® ceased in the second quarter of 2009.

•
In March 2004, we announced we had agreed to collaborate with Chiron Corporation (now Novartis) for the development and commercialization of antibody products for the treatment of cancer.  In April 2005, we announced the initiation of clinical testing of the first product candidate out of the collaboration, HCD122, an anti-CD40 antibody, in patients with advanced chronic lymphocytic leukemia.  In October 2005, we announced the initiation of the second clinical trial of HCD122 in patients with multiple myeloma.  In November 2008, we announced the restructuring of this product development collaboration, which involved six development programs including the ongoing HCD122 and LFA102 programs.  In exchange for cash and debt reduction on our existing loan facility with Novartis, Novartis has control over the HCD122 and LFA102 programs and the additional ongoing program, as well as the right to expand the development of these programs into additional indications outside of oncology.

•
In March 2005, we entered into a contract with the National Institute of Allergy and Infectious Diseases (“NIAID”) to produce three monoclonal antibodies designed to protect United States citizens against the harmful effects of botulinum neurotoxin used in bioterrorism.  In July 2006, we entered into an additional contract with NIAID for the development of an appropriate formulation for human administration of these three antibodies in a single injection.  In September 2008, we announced that we were awarded an additional contract with NIAID to support our on-going development of drug candidates toward clinical trials in the treatment of botulism poisoning.  In October 2011, we announced we had been awarded an additional contract with NIAID to develop broad-spectrum antitoxins for the treatment of human botulism poisoning.

•
In December 2010, we entered into a license and collaboration agreement with Servier, to jointly develop and commercialize gevokizumab in multiple indications.  Under the terms of the agreement, Servier has worldwide rights to diabetes and cardiovascular disease indications and rights outside the U.S. and Japan to Behçet’s uveitis and other inflammatory and oncology indications.  We retain development and commercialization rights for Behçet’s uveitis and other inflammatory disease and oncology indications in the U.S. and Japan, and have an option to reacquire rights to diabetes and cardiovascular disease indications from Servier in these territories.  Should we exercise this option, we will be required to pay Servier an option fee and partially reimburse their incurred development expenses.  The agreement contains customary termination rights relating to matters such as material breach by either party, safety issues and patents.  Servier also has a unilateral right to terminate the agreement on a country-by-country basis or in its entirety on six months’ notice.

•
In December 2010, we also entered into a loan agreement with Servier, which provides for an advance of up to €15.0 million and was fully funded in January 2011 with the proceeds converting to approximately $19.5 million using the January 13, 2011 Euro to USD exchange rate.  This loan is secured by an interest in our intellectual property rights to all gevokizumab indications worldwide, excluding the U.S. and Japan.  The loan has a final maturity date in 2016; however, after a specified period prior to final maturity, the loan is required to be repaid (i) at Servier’s option, by applying up to a significant percentage of any milestone or royalty payments owed by Servier under our collaboration agreement and (ii) using a significant percentage of any upfront, milestone or royalty payments we receive from any third party collaboration or development partner for rights to gevokizumab in the U.S. and/or Japan.  In addition, the loan becomes immediately due and payable upon certain customary events of default.  At September 30, 2011, the €15.0 million outstanding principal balance under this loan agreement would have equaled approximately $20.4 million using the September 30, 2011 Euro to USD exchange rate.

•
In December 2011, we entered into a loan agreement with GECC), under which GECC agreed to make a term loan in an aggregate principal amount of $10 million to XOMA (US) LLC, our wholly owned subsidiary, and upon execution of the loan agreement, GECC funded the term loan. The term loan is guaranteed by us and our two other principal subsidiaries, XOMA Ireland Limited and XOMA Technology Ltd.  As security for our obligations under the loan agreement, we, XOMA (US) LLC, XOMA Ireland Limited and XOMA Technology Ltd. each granted a security interest pursuant to a guaranty, pledge and security agreement in substantially all of our existing and after-acquired assets, excluding our intellectual property assets (such as those relating to our gevokizumab and anti-botulism products). We are required to repay the principal amount of the Term Loan over a period of 42 consecutive equal monthly installments of principal and accrued interest.  The term loan matures on June 30, 2015, and at maturity, we will make an additional payment equal to 5% of the term loan (“Final Payment Fee”). The loan agreement contains customary representations and warranties and customary affirmative and negative covenants, including restrictions on the ability to incur indebtedness, grant liens, make investments, dispose of assets, enter into transactions with affiliates and amend existing material agreements, in each case subject to various exceptions.  In addition, the loan agreement contains customary events of default that entitle GECC to cause any or all of the indebtedness under the loan agreement to become immediately due and payable. The events of default include any event of default under a material agreement or certain other indebtedness.  We may voluntarily prepay the term loan in full, but not in part, and any voluntary and certain mandatory prepayments are subject to a prepayment premium of 3% in the first year of the loan, 2% in the second year and 1% thereafter, with certain exceptions.  We will also be required to pay the Final Payment Fee in connection with any voluntary or mandatory prepayment.  Pursuant to the loan agreement, we issued to GECC unregistered stock purchase warrants, which entitle GECC to purchase up to an aggregate of 263,158 unregistered shares of XOMA common stock at an exercise price equal to $1.14 per share, are immediately exercisable and expire on December 30, 2016.

•
Effective in January 2012, we entered into an amended and restated agreement with Servier for the U.S. commercialization rights to ACEON® and the development and commercialization in the U.S. of up to three products combining perindopril with other cardiovascular drugs in fixed-dose combinations, or FDCs.  This agreement, together with a related trademark license agreement, provides us with exclusive U.S. rights to ACEON® and the first FDC product, and options on two additional FDCs.  The arrangement also provides that Servier will supply to us, and we will purchase exclusively from Servier, the active ingredients in ACEON® and the FDCs, in some cases for a limited period.  The agreement contains customary termination rights relating to matters such as material breach by either party, insolvency of either party or safety issues.  Each party also has the right to terminate the arrangement if the first FDC product does not receive FDA approval by December 31, 2014.  Servier also has the right to terminate the arrangement if certain aspects of our commercialization strategy are not successful and Servier does not consent to an alternative strategy or, as to the FDCs, if we breach our obligations to certain of our service providers.

•
We have licensed our bacterial cell expression technology, an enabling technology used to discover and screen, as well as develop and manufacture, recombinant antibodies and other proteins for commercial purposes, to over 60 companies.  As of February 29, 2012, we were aware of two antibody products manufactured using this technology that have received FDA approval, Genentech’s LUCENTIS® (ranibizumab injection) for treatment of neovascular wet age-related macular degeneration and UCB’s CIMZIA® (certolizumab pegol) for treatment of Crohn’s disease and rheumatoid arthritis.  In the third quarter of 2009, we sold our LUCENTIS® royalty interest to Genentech.  In the third quarter of 2010, we sold our CIMZIA® royalty interest.

Because our collaborators, licensees, suppliers and contractors are independent third parties, they may be subject to different risks than we are and have significant discretion in, and different criteria for, determining the efforts and resources they will apply related to their agreements with us.  If these collaborators, licensees, suppliers and contractors do not successfully perform the functions for which they are responsible, we may not have the capabilities, resources or rights to do so on our own.

We do not know whether we, our collaborators or licensees will successfully develop and market any of the products that are or may become the subject of any of our collaboration or licensing arrangements.  In some cases these arrangements provide for funding solely by our collaborators or licensees, and in other cases, such as our arrangement with Servier for gevokizumab, all of the funding for certain projects and a significant portion of the funding for other projects is to be provided by our collaborator or licensee.  Even when we have a collaborative relationship, other circumstances may prevent it from resulting in successful development of marketable products.  In addition, third party arrangements such as ours also increase uncertainties in the related decision-making processes and resulting progress under the arrangements, as we and our collaborators or licensees may reach different conclusions, or support different paths forward, based on the same information, particularly when large amounts of technical data are involved.  Furthermore, our contracts with NIAID contain numerous standard terms and conditions provided for in the applicable federal acquisition regulations and customary in many government contracts.  Uncertainty exists as to whether we will be able to comply with these terms and conditions in a timely manner, if at all.  In addition, we are uncertain as to the extent of NIAID’s demands and the flexibility that will be granted to us in meeting those demands.

Although we continue to evaluate additional strategic alliances and potential partnerships, we do not know whether or when any such alliances or partnerships will be entered into.

Products and technologies of other companies may render some or all of our products and product candidates noncompetitive or obsolete.

Developments by others may render our products, product candidates, or technologies obsolete or uncompetitive.  Technologies developed and utilized by the biotechnology and pharmaceutical industries are continuously and substantially changing.  Competition in antibody-based technologies is intense and expected to increase in the future as a number of established biotechnology firms and large chemical and pharmaceutical companies advance in these fields.  Many of these competitors may be able to develop products and processes competitive with or superior to our own for many reasons, including that they may have:

•	significantly greater financial resources,

•	larger research and development and marketing staffs,

•	larger production facilities,

•	entered into arrangements with, or acquired, biotechnology companies to enhance their capabilities, or

•	extensive experience in preclinical testing and human clinical trials.

These factors may enable others to develop products and processes competitive with or superior to our own or those of our collaborators.  In addition, a significant amount of research in biotechnology is being carried out in universities and other non-profit research organizations.  These entities are becoming increasingly interested in the commercial value of their work and may become more aggressive in seeking patent protection and licensing arrangements.  Furthermore, many companies and universities tend not to announce or disclose important discoveries or development programs until their patent position is secure or, for other reasons, later; as a result, we may not be able to track development of competitive products, particularly at the early stages.  Positive or negative developments in connection with a potentially competing product may have an adverse impact on our ability to raise additional funding on acceptable terms.  For example, if another product is perceived to have a competitive advantage, or another product’s failure is perceived to increase the likelihood that our product will fail, then investors may choose not to invest in us on terms we would accept or at all.

The examples below pertain to competitive events in the market which we review quarterly and are not intended to be representative of all existing competitive events.

Gevokizumab

We, in collaboration with Servier, are developing gevokizumab, a potent anti-inflammatory monoclonal antibody targeting IL-1 beta.  Other companies are developing other products based on the same or similar therapeutic targets as gevokizumab and these products may prove more effective than gevokizumab.  We are aware that:

•
Novartis markets and is developing Ilaris® (canakinumab, ACZ885), a fully human monoclonal antibody that selectively binds to and neutralizes IL-1 beta. Since 2009, canakinumab has been approved in over 50 countries for the treatment of children and adults suffering from Cryopyrin-Associated Periodic Syndrome (“CAPS”).  Novartis has filed for regulatory approval of canakinumab in the U.S. and Europe for the treatment acute attacks in gouty arthritis. In August 2011, Novartis announced that the FDA had issued a Complete Response letter requesting additional information, including clinical data to evaluate the benefit risk profile of canakinumab in refractory gouty arthritis patients.  In September 2011, Novartis announced positive results of a pivotal Phase 3 trial of canakinumab in patients with systemic juvenile idiopathic arthritis and that it plans to seek regulatory approval for this indication in 2012. Novartis is also pursuing other diseases in which IL-1 beta may play a prominent role, such as systemic secondary prevention of cardiovascular events and diabetes.

•
Eli Lilly and Company (“Lilly”) is developing a monoclonal antibody to IL-1 beta in Phase 1 development for the treatment of cardiovascular disease. In June 2011, Lilly reported results from a Phase 2 study of LY2189102 in 106 patients with Type 2 diabetes, showing a significant (p<0.05), early reduction in C reactive protein, moderate reduction in HbA1c and anti-inflammatory effects. We do not know whether LY2189102 remains in development.

•
In 2008, Swedish Orphan Biovitrum obtained from Amgen the global exclusive rights to Kineret® (anakinra) for rheumatoid arthritis as currently indicated in its label. In November 2009, the agreement regarding Swedish Orphan Biovitrum’s Kineret® license was expanded to include certain orphan indications.  Kineret® is an IL-1 receptor antagonist (IL-1ra) which has been evaluated in multiple IL-1 mediated diseases, including indications we are considering for gevokizumab.  In addition to other on-going studies, a proof-of-concept clinical trial in the United Kingdom investigating Kineret® in patients with a certain type of myocardial infarction, or heart attack, has been completed.  In August 2010, Biovitrum announced that the FDA had granted orphan drug designation to Kineret® for the treatment of CAPS.

•
In February 2008, Regeneron Pharmaceuticals, Inc. (“Regeneron”) announced it had received marketing approval from the FDA for ARCALYST® (rilonacept) Injection for Subcutaneous Use, an interleukin-1 blocker or IL-1 Trap, for the treatment of CAPS, including Familial Cold Auto-inflammatory Syndrome and Muckle-Wells Syndrome in adults and children 12 and older.  In September 2009, Regeneron announced that rilonacept was approved in the European Union for CAPS.  In June 2010 and February 2011, Regeneron announced positive results of two Phase 3 clinical trials of rilonacept in gout.  In November 2011, Regeneron announced that the FDA had accepted for review Regeneron’s supplemental BLA for ARCALYST® for the prevention and treatment of gout.

•
Amgen has been developing AMG 108, a fully-human monoclonal antibody that targets inhibition of the action of IL-1.  In April 2008, Amgen discussed results from a Phase 2 study in rheumatoid arthritis.  AMG 108 showed statistically significant improvement in the signs and symptoms of rheumatoid arthritis and was well tolerated.  In January 2011, MedImmune, the worldwide biologics unit for AstraZeneca PLC, announced that Amgen granted it rights to develop AMG 108 worldwide except in Japan.

•
In June 2009, Cytos Biotechnology AG announced the initiation of an ascending dose Phase 1/2a study of CYT013-IL1bQb, a therapeutic vaccine targeting IL-1 beta, in Type 2 diabetes.  In 2010, this study was extended to include two additional groups of patients.

•
We are aware that the following companies have completed or are conducting or planning Phase 3 clinical trials of the following products for the treatment of uveitis: Abbott - HUMIRA® (adalimumab); Lux Biosciences, Inc. - LUVENIQ (voclosporin); Novartis - Myfortic® (mycophenalate sodium) and Santen Pharmaceutical Co., Ltd. - Sirolimus (rapamycin).

 Perindopril

We are currently selling ACEON®, an angiotensin converting enzyme (“ACE”) inhibitor, and developing FDC1, a fixed dose combination product candidate comprised of perindopril arginine and amlodipine besylate, a calcium channel blocker.

The ACE inhibitor market is highly genericized with all options being available generically.  We are aware that:

•	The number one product (based on annual sales) within the ACE inhibitor category is lisinopril, formerly marketed by Astra-Zeneca Pharmaceuticals LP under the brands ZESTRIL® or Prinivil®.

•
There are multiple options in the fixed-dose combination market combining ACE inhibitors with diuretics, and some options combining an ACE inhibitor with a calcium channel blocker.  Current options with a calcium channel blocker are benazepril/amlodipine, formerly marketed by Novartis Pharmaceuticals as Lotrel®, and trandolapril/verapamil, formerly marketed by Abbot Laboratories as Tarka®.

ACE inhibitors are a segment of the larger Renin Angiotensin Aldosterone System, or RAAS, market.  This market is comprised of ACE inhibitors and angiotensin receptor blockers (ARB).  Both classes act on the RAAS in different ways to control blood pressure.  We are aware that:

•
The most successful of the ARBs (in terms of annual sales) is valsartan, trade name Diovan®, which is marketed by Novartis.  This compound, along with other ARBs, has been developed in multiple fixed-dose combination products: with a diuretic, a calcium channel blocker (amlodipine) and as a triple combining all three.

Our perindopril franchise will compete directly with fixed-dose combinations containing an ACE inhibitor and secondarily with fixed-dose combinations containing an ARB.

XOMA 3AB

We are also developing XOMA 3AB, a combination, or cocktail, of antibodies designed to neutralize the most potent of botulinum toxins.  Other companies are developing other products targeting botulism poisoning and these products may prove more effective than XOMA 3AB.  We are aware that:

•	Cangene Corporation has a contract with the U.S. Department of Health & Human Services, expected to be for $423.0 million, to manufacture and supply an equine heptavalent botulism anti-toxin.

•	Emergent BioSolutions, Inc. is currently in development of a botulism immunoglobulin candidate that may compete with our anti-botulinum neurotoxin monoclonal antibodies.

Manufacturing risks and inefficiencies may adversely affect our ability to manufacture products for ourselves or others.

            To the extent we continue to provide manufacturing services for our own benefit or to third parties, we are subject to manufacturing risks.  Additionally, unanticipated fluctuations in customer requirements have led and may continue to lead to manufacturing inefficiencies, which if significant could lead to an impairment on our long-lived assets or restructuring activities.  We must utilize our manufacturing operations in compliance with regulatory requirements, in sufficient quantities and on a timely basis, while maintaining acceptable product quality and manufacturing costs.  Additional resources and changes in our manufacturing processes may be required for each new product, product modification or customer or to meet changing regulatory or third party requirements, and this work may not be successfully or efficiently completed.

Manufacturing and quality problems may arise in the future to the extent we continue to perform these activities for our own benefit or for third parties.  Consequently, our development goals or milestones may not be achieved in a timely manner or at a commercially reasonable cost, or at all.  In addition, to the extent we continue to make investments to improve our manufacturing operations, our efforts may not yield the improvements that we expect.

Failure of our products to meet current Good Manufacturing Practices standards may subject us to delays in regulatory approval and penalties for noncompliance.

Our contract manufacturers are required to produce ACEON® and our clinical product candidates under current Good Manufacturing Practices, or cGMP, in order to meet acceptable standards for use in our clinical trials and for commercial sale, as applicable. If such standards change, the ability of contract manufacturers to produce ACEON® and our product candidates on the schedule we require for our clinical trials or to meet commercial requirements may be affected. In addition, contract manufacturers may not perform their obligations under their agreements with us or may discontinue their business before the time required by us to successfully produce clinical and commercial supplies of ACEON® and our product candidates. We and our contract manufacturers are subject to pre-approval inspections and periodic unannounced inspections by the FDA and corresponding state and foreign authorities to ensure strict compliance with cGMP and other applicable government regulations and corresponding foreign standards. We do not have control over a third-party manufacturer’s compliance with these regulations and standards. Any difficulties or delays in our contractors’ manufacturing and supply of ACEON® and our product candidates or any failure of our contractors to maintain compliance with the applicable regulations and standards could increase our costs, cause us to lose revenue, make us postpone or cancel clinical trials, prevent or delay regulatory approval by the FDA and corresponding state and foreign authorities, prevent the import and/or export of ACEON® and our product candidates, or cause ACEON® and any of our product candidates that may be approved for commercial sale to be recalled or withdrawn.

Because many of the companies we do business with are also in the biotechnology sector, the volatility of that sector can affect us indirectly as well as directly.

As a biotechnology company that collaborates with other biotechnology companies, the same factors that affect us directly can also adversely impact us indirectly by affecting the ability of our collaborators, partners and others we do business with to meet their obligations to us and reduce our ability to realize the value of the consideration provided to us by these other companies.

For example, in connection with our licensing transactions relating to our bacterial cell expression technology, we have in the past and may in the future agree to accept equity securities of the licensee in payment of license fees.  The future value of these or any other shares we receive is subject both to market risks affecting our ability to realize the value of these shares and more generally to the business and other risks to which the issuer of these shares may be subject.

As we do more business internationally, we will be subject to additional political, economic and regulatory uncertainties.

We may not be able to successfully operate in any foreign market.  We believe that, because the pharmaceutical industry is global in nature, international activities will be a significant part of our future business activities and that, when and if we are able to generate income, a substantial portion of that income will be derived from product sales and other activities outside the United States.  Foreign regulatory agencies often establish standards different from those in the United States, and an inability to obtain foreign regulatory approvals on a timely basis could put us at a competitive disadvantage or make it uneconomical to proceed with a product or product candidate’s development.  International operations and sales may be limited or disrupted by:

•	imposition of government controls,

•	export license requirements,

•	political or economic instability,

•	trade restrictions,

•	changes in tariffs,

•	restrictions on repatriating profits,

•	exchange rate fluctuations,

•	withholding and other taxation, and

•	difficulties in staffing and managing international operations.

We are subject to foreign currency exchange rate risks.

We are subject to foreign currency exchange rate risks because substantially all of our revenues and operating expenses are paid in U.S. dollars, but we pay interest and principal obligations with respect to our loan from Servier in Euros.  To the extent that the U.S. dollar declines in value against the Euro, the effective cost of servicing our Euro-denominated debt will be higher.  Changes in the exchange rate result in foreign currency gains or losses.  Although we have managed some of our exposure to changes in foreign currency exchange rates by entering into foreign exchange option contracts, there can be no assurance that foreign currency fluctuations will not have a material adverse effect on our business, financial condition, liquidity or results of operations.  In addition, our foreign exchange option contracts are re-valued at each financial reporting period, which may also result in gains or losses from time to time.

If we and our partners are unable to protect our intellectual property, in particular our patent protection for our principal products, product candidates and processes, and prevent its use by third parties, our ability to compete in the market will be harmed, and we may not realize our profit potential.

We rely on patent protection, as well as a combination of copyright, trade secret, and trademark laws to protect our proprietary technology and prevent others from duplicating our products or product candidates.  However, these means may afford only limited protection and may not:

•	prevent our competitors from duplicating our products,

•	prevent our competitors from gaining access to our proprietary information and technology, or

•	permit us to gain or maintain a competitive advantage.

Because of the length of time and the expense associated with bringing new products to the marketplace, we and our collaboration and development partners hold and are in the process of applying for a number of patents in the United States and abroad to protect our product candidates and important processes and also have obtained or have the right to obtain exclusive licenses to certain patents and applications filed by others.  However, the mere issuance of a patent is not conclusive as to its validity or its enforceability.  The United States Federal Courts or equivalent national courts or patent offices elsewhere may invalidate our patents or find them unenforceable.  In addition, the laws of foreign countries may not protect our intellectual property rights effectively or to the same extent as the laws of the United States.  If our intellectual property rights are not adequately protected, we may not be able to commercialize our technologies, products, or services, and our competitors could commercialize our technologies, which could result in a decrease in our sales and market share that would harm our business and operating results.  Specifically, the patent position of biotechnology companies generally is highly uncertain and involves complex legal and factual questions.  The legal standards governing the validity of biotechnology patents are in transition, and current defenses as to issued biotechnology patents may not be adequate in the future.  Accordingly, there is uncertainty as to:

•
whether any pending or future patent applications held by us will result in an issued patent, or that if patents are issued to us, that such patents will provide meaningful protection against competitors or competitive technologies,

•
whether competitors will be able to design around our patents or develop and obtain patent protection for technologies, designs or methods that are more effective than those covered by our patents and patent applications, or

•
the extent to which our product candidates could infringe on the intellectual property rights of others, which may lead to costly litigation, result in the payment of substantial damages or royalties, and/or prevent us from using technology that is essential to our business.

We have established a portfolio of patents, both United States and foreign, related to our bacterial cell expression technology, including claims to novel promoter sequences, secretion signal sequences, compositions and methods for expression and secretion of recombinant proteins from bacteria, including immunoglobulin gene products.  Most of the more important European patents in our bacterial cell expression patent portfolio expired in July 2008 or earlier.

If certain patents issued to others are upheld or if certain patent applications filed by others issue and are upheld, we may require licenses from others in order to develop and commercialize certain potential products incorporating our technology or we may become involved in litigation to determine the proprietary rights of others.  These licenses, if required, may not be available on acceptable terms, and any such litigation may be costly and may have other adverse effects on our business, such as inhibiting our ability to compete in the marketplace and absorbing significant management time.

Due to the uncertainties regarding biotechnology patents, we also have relied and will continue to rely upon trade secrets, know-how and continuing technological advancement to develop and maintain our competitive position.  All of our employees have signed confidentiality agreements under which they have agreed not to use or disclose any of our proprietary information.  Research and development contracts and relationships between us and our scientific consultants and potential customers provide access to aspects of our know-how that are protected generally under confidentiality agreements.  These confidentiality agreements may be breached or may not be enforced by a court.  To the extent proprietary information is divulged to competitors or to the public generally, such disclosure may adversely affect our ability to develop or commercialize our products by giving others a competitive advantage or by undermining our patent position.

Litigation regarding intellectual property can be costly and expose us to risks of counterclaims against us.

We may be required to engage in litigation or other proceedings to protect our intellectual property.  The cost to us of this litigation, even if resolved in our favor, could be substantial.  Such litigation could also divert management’s attention and resources.  In addition, if this litigation is resolved against us, our patents may be declared invalid, and we could be held liable for significant damages.  In addition, we may be subject to a claim that we are infringing another party’s patent.  If such claim is resolved against us, we or our collaborators may be enjoined from developing, manufacturing, selling or importing products, processes or services unless we obtain a license from the other party.

Such license may not be available on reasonable terms, thus preventing us from using these products, processes or services and adversely affecting our revenue.

We may be unable to effectively price our products or obtain adequate reimbursement for sales of our products, which would prevent our products from becoming profitable.

If we or our third party collaborators or licensees succeed in bringing our product candidates to the market, they may not be considered cost-effective, and reimbursement to the patient may not be available or may not be sufficient to allow us to sell our products on a competitive basis.  In both the United States and elsewhere, sales of medical products and treatments are dependent, in part, on the availability of reimbursement to the patient from third-party payors, such as government and private insurance plans.  Third-party payors are increasingly challenging the prices charged for pharmaceutical products and services.  Our business is affected by the efforts of government and third-party payors to contain or reduce the cost of healthcare through various means.  In the United States, there have been and will continue to be a number of federal and state proposals to implement government controls on pricing.

In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of pharmaceutical products.  We cannot predict whether any legislative or regulatory proposals will be adopted or the effect these proposals or managed care efforts may have on our business.

Healthcare reform measures and other statutory or regulatory changes could adversely affect our business.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact our business.  In March 2010, the U.S. Congress enacted and President Obama signed into law the Patient Protection and Affordable Care Act, which includes a number of healthcare reform provisions.  Assuming this law survives on-going calls for its repeal, the reforms imposed by the law would significantly impact the pharmaceutical industry, most likely in the area of pharmaceutical product pricing.  While the law may increase the number of patients who have insurance coverage for our products or product candidates, its cost containment measures could also adversely affect reimbursement for our existing or potential products; however, the full effects of this law cannot be known until these provisions are implemented and the relevant federal and state agencies issue applicable regulations or guidance.

The pharmaceutical and biotechnology industries are subject to extensive regulation, and from time to time legislative bodies and governmental agencies consider changes to such regulations that could have significant impact on industry participants.  For example, in light of certain highly-publicized safety issues regarding certain drugs that had received marketing approval, the U.S. Congress has considered various proposals regarding drug safety, including some which would require additional safety studies and monitoring and could make drug development more costly.  We are unable to predict what additional legislation or regulation, if any, relating to safety or other aspects of drug development may be enacted in the future or what effect such legislation or regulation would have on our business.

The business and financial condition of pharmaceutical and biotechnology companies are also affected by the efforts of governments, third-party payors and others to contain or reduce the costs of healthcare to consumers.  In the United States and various foreign jurisdictions there have been, and we expect that there will continue to be, a number of legislative and regulatory proposals aimed at changing the healthcare system, such as proposals relating to the reimportation of drugs into the U.S. from other countries (where they are then sold at a lower price) and government control of prescription drug pricing.  The pendency or approval of such proposals could result in a decrease in the share price of our common stock or limit our ability to raise capital or to obtain strategic collaborations or licenses.

We are exposed to an increased risk of product liability claims, and a series of related cases is currently pending against us.

The testing, marketing and sales of medical products entails an inherent risk of allegations of product liability.  In the event of one or more large, unforeseen awards of damages against us, our product liability insurance may not provide adequate coverage.  A significant product liability claim for which we were not covered by insurance or indemnified by a third party would have to be paid from cash or other assets, which could have an adverse affect on our business and the value of our common stock.  To the extent we have sufficient insurance coverage, such a claim would result in higher subsequent insurance rates.  In addition, product liability claims can have various other ramifications including loss of future sales opportunities, increased costs associated with replacing products, and a negative impact on our goodwill and reputation, which could also adversely affect our business and operating results.  As examples, following are summaries of certain product liability related complaints to which we are a party.

On April 9, 2009, a complaint was filed in the Superior Court of Alameda County, California, in a lawsuit captioned Hedrick et al. v. Genentech, Inc. et al, Case No. 09-446158. The complaint asserts claims against Genentech, us and others for alleged strict liability for failure to warn, strict product liability, negligence, breach of warranty, fraudulent concealment, wrongful death and other claims based on injuries alleged to have occurred as a result of three individuals’ treatment with RAPTIVA®. The complaint seeks unspecified compensatory and punitive damages. Since then, additional complaints have been filed in the same court, bringing the total number of filed cases to seventy seven.  The cases have been consolidated as a coordinated proceeding.  All of the complaints allege the same claims and seek the same types of damages based on injuries alleged to have occurred as a result of the plaintiffs' treatment with RAPTIVA®.  On January 31, 2011, the parties selected ten bellwether cases to prepare for trial.  On July 15, 2011, the Court dismissed with prejudice one of the bellwether cases, White v. Genentech, Inc., et al, Case No. RG-09-484026.  On September 8, 2011, the Court granted defendants’ Motions for Summary Judgment in two bellwether cases, Guerrero (Case No. RG-10-518396) and Harwell (Case No. RG-09-464039), and dismissed both cases. On September 19, 2011, the Court sustained defendants’ Demurrer to another case (Young, Case No. RG-11-569879) and dismissed the complaint.  On October 19, 2011, the Court granted defendants’ Motion for Summary Judgment in another bellwether case, Krawiec v. Genentech, Inc., et al., Case No. RG10-524963, and dismissed the case.  On December 15, 2011, the Court granted defendants’ Motions for Summary Judgment and dismissed these three bellwether cases:  Davidson (Case No. RG10-538635);  Hilditch (Case No. RG10-538642); and Ortiz (Case No. RG09-484075).  The first trial of a bellwether case (Johnson, Case No. RG10-494957) has been set for June 4, 2012.  Even though Genentech has agreed to indemnify us in connection with these matters, there can be no assurance that these or other products liability lawsuits will not result in liability to us or that our insurance or contractual arrangements will provide us with adequate protection against such liabilities.

On August 4, 2010, a petition was filed in the District Court of Dallas County, Texas in a case captioned McCall v. Genentech, Inc., et al., No. 10-09544.  The defendants filed a Notice of Removal to the United States District Court for the Northern District of Texas on September 3, 2010.  The removed case is captioned McCall v. Genentech, Inc., et al., No. 3:10-cv-01747-B.  The petition asserts personal injury claims against Genentech, us and others arising out of the plaintiff’s treatment with RAPTIVA®.  The petition alleges claims based on negligence, strict liability, misrepresentation and suppression, conspiracy, and actual and constructive fraud.  The petition seeks compensatory damages and punitive damages in an unspecified amount.  On June 6, 2011, the Court dismissed plaintiff’s claims of negligent misrepresentation, fraud, and conspiracy.  The Court has issued a scheduling order setting the case for trial between July 9 and August 9, 2012.  Even though Genentech has agreed to indemnify us in connection with this matter, there can be no assurance that this or other products liability lawsuits will not result in liability to us or that our insurance or contractual arrangements will provide us with adequate protection against such liabilities.

On January 7, 2011, a complaint was filed in the United States District Court for the Northern District of Texas in a case captioned Massa v. Genentech, Inc., et al., No. 4:11CV70.  On January 11, 2011, a complaint was filed in the United States District Court for the District of Massachusetts in a case captioned Sylvia, et al. v. Genentech, Inc., et al., No. 1:11-cv-10054-MLW.  On June 13, 2011, a complaint was filed in the Supreme Court for the State of New York, Onondaga County.  Defendants removed the case to the United States District Court for the Northern District of New York on November 3, 2011.  These three complaints allege the same claims against Genentech, us and others and seek the same types of damages as the complaints filed in the Superior Court of Alameda County, California referenced above. Even though Genentech has agreed to indemnify us in connection with these matters, there can be no assurance that these or other products liability lawsuits will not result in liability to us or that our insurance or contractual arrangements will provide us with adequate protection against such liabilities.

On April 8, 2011, four complaints were filed in the United States District Court for the Eastern District of Michigan.  The cases are captioned:  Muniz v. Genentech, et al., 5:11-cv-11489-JCO-RSW; Tifenthal v. Genentech, et al., 2:11-cv-11488-DPH-LJM; Blair v. Genentech, et al., 2:11-cv-11463-SFC-MJH; and Marsh v. Genentech, et al., 2:11-cv-11462-RHC-MKM.  The complaints allege the same claims against Genentech, us and others and seek the same types of damages as the complaints filed in the Superior Court of Alameda County, California referenced above.  All four cases were transferred to the United States District Court for the Western District of Michigan.  On October 26, 2011, the Court granted the Motions to Dismiss filed by Genentech and the Company in all four actions.  On October 31, 2011, Plaintiffs filed a Notice of Appeal in each case in the United States Court of Appeal for the Sixth Circuit.  Even though Genentech has agreed to indemnify us in connection with these matters, there can be no assurance that these or other products liability lawsuits will not result in liability to us or that our insurance or contractual arrangements will provide us with adequate protection against such liabilities.

The loss of key personnel, including our Chief Executive Officer, could delay or prevent achieving our objectives.

Our research, product development and business efforts could be adversely affected by the loss of one or more key members of our scientific or management staff, particularly our executive officers: John Varian, our Chief Executive Officer; Patrick J. Scannon, M.D., Ph.D., our Executive Vice President and Chief Scientific Officer; Fred Kurland, our Vice President, Finance and Chief Financial Officer; Christopher J. Margolin, our Vice President, General Counsel and Secretary; and Paul Rubin, M.D., our Vice President, Clinical Development and Chief Medical Officer.  We currently have no key person insurance on any of our employees.

Our ability to use our net operating loss carry-forwards and other tax attributes will be substantially limited by Section 382 of the Internal Revenue Code.

Section 382 of the Internal Revenue Code of 1986, as amended, generally limits the ability of a corporation that undergoes an “ownership change” to utilize its net operating loss carry-forwards (“NOLs”) and certain other tax attributes against any taxable income in taxable periods after the ownership change.  The amount of taxable income in each taxable year after the ownership change that may be offset by pre-change NOLs and certain other pre-change tax attributes is generally equal to the product of (a) the fair market value of the corporation’s outstanding shares (or,  in the case of a foreign corporation, the fair market value of items treated as connected with the conduct of a trade or business in the United States) immediately prior to the ownership change and (b) the long-term tax exempt rate (i.e., a rate of interest established by the IRS that fluctuates from month to month).  In general, an “ownership change” occurs whenever the percentage of the shares of a corporation owned, directly or indirectly, by “5-percent shareholders” (within the meaning of Section 382 of the Internal Revenue Code) increases by more than 50 percentage points over the lowest percentage of the shares of such corporation owned, directly or indirectly, by such “5-percent shareholders” at any time over the preceding three years.

Based on our initial analysis under Section 382 (which subjects the amount of pre-change NOLs and certain other pre-change tax attributes that can be utilized to an annual limitation), we experienced an ownership change in 2009, which would substantially limit the future use of our pre-change NOLs and certain other pre-change tax attributes per year. We have and will continue to evaluate alternative analyses permitted under Section 382 and IRS notices in order to determine whether or not any ownership changes have occurred and may occur (and if so, when they occurred) that would result in limitations on our NOLs or certain other tax attributes (including as a result of this offering).

We may not realize the expected benefits of our initiatives to reduce costs across our operations, and we may incur significant charges or write-downs as part of these efforts.

We have pursued and may continue to pursue a number of initiatives to reduce costs of our operations. In January 2012, we implemented a workforce reduction of approximately 34% in order to improve our cost structure. As a result, we expect to reduce ongoing internal spending by approximately $14 million in 2012 compared to the 2011 level.  We also anticipate taking one-time charges for restructuring and related severance costs totaling approximately $6.0 million during 2012, of which $3.5 million are expected to result in cash charges and $3.8 million are expected to be taken in the first quarter of 2012.

We may not realize some or all of the expected benefits of our current and future initiatives to reduce costs. In addition to restructuring or other charges, we may experience disruptions in our operations as a result of these initiatives.

Because we are a relatively small biopharmaceutical company with limited resources, we may not be able to attract and retain qualified personnel.

Our success in developing marketable products and achieving a competitive position will depend, in part, on our ability to attract and retain qualified scientific and management personnel, particularly in areas requiring specific technical, scientific or medical expertise.  As of April 6, 2012, upon completion of our workforce reduction, we will employ approximately 157 employees.  We may require additional experienced executive, accounting, research and development, legal, administrative and other personnel from time to time in the future.  There is intense competition for the services of these personnel, especially in California.  Moreover, we expect that the high cost of living in the San Francisco Bay Area, where our headquarters and manufacturing facilities are located, may impair our ability to attract and retain employees in the future.  If we do not succeed in attracting new personnel and retaining and motivating existing personnel, our operations may suffer and we may be unable to implement our current initiatives or grow effectively.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems and those of our current and any future collaborators, licensees, suppliers, contractors and consultants are vulnerable to damage from cyber−attacks, computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures.  We could experience failures in our information systems and computer servers, which could be the result of a cyber−attack and could result in an interruption of our normal business operations and require substantial expenditure of financial and administrative resources to remedy.  System failures, accidents or security breaches can cause interruptions in our operations and can result in a material disruption of our development programs, commercialization activities and other business operations.  The loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data.  Similarly, we rely on third parties to supply components for and manufacture our product and product candidates, conduct clinical trials of our product candidates and warehouse and distribute ACEON®, and similar events relating to their computer systems could also have a material adverse effect on our business.  To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the development of gevokizumab, FDC1 or any of our other product candidates and the commercialization of ACEON® could be delayed or otherwise adversely affected.

Calamities, power shortages or power interruptions at our Berkeley headquarters and manufacturing facility could disrupt our business and adversely affect our operations, and could disrupt the businesses of our customers.

Our principal operations are located in Northern California, including our corporate headquarters and manufacturing facility in Berkeley, California.  In addition, many of our collaborators and licensees are located in California.  All of these locations are in areas of seismic activity near active earthquake faults.  Any earthquake, terrorist attack, fire, power shortage or other calamity affecting our facilities or our customers’ facilities may disrupt our business and could have material adverse effect on our business and results of operations.

Our shareholder rights agreement and organizational documents contain provisions that may prevent transactions that could be beneficial to our stockholders and may insulate our management from removal.

In February 2003, we adopted a new shareholder rights agreement (to replace the shareholder rights agreement that had expired), which could make it considerably more difficult or costly for a person or group to acquire control of us in a transaction that our Board of Directors opposes.

Our charter and by-laws:

•
require certain procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings; and

•
authorize our Board of Directors to issue up to 1,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), that may prohibit large stockholders, in particular those owning 15% or more of our outstanding common stock, from merging or combining with us.

These provisions of our shareholders rights agreement, our organizational documents and the DGCL, alone or in combination with each other, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock, could limit the ability of stockholders to approve transactions that they may deem to be in their best interests, and could make it considerably more difficult for a potential acquirer to replace management.

Risks Relating to this Offering

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase and may also experience further dilution.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering.  Based on the public offering price of $        per share and accompanying warrant, if you purchase common stock and accompanying warrants in this offering, you will suffer immediate and substantial dilution of $       per share in the net tangible book value of the common stock. For the purpose of this calculation, the entire purchase price for the shares of common stock and accompanying warrants is being allocated to the shares of common stock, and shares issuable upon exercise of the warrants have not been included. See “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

To the extent that outstanding options or warrants, including the warrants offered under this prospectus supplement, are exercised or restricted stock units vest, you will experience further dilution. As of February 29, 2012, there were 5,942,211 stock options outstanding, with a weighted average exercise price of $10.3753 per share, 1,512,505 restricted stock units outstanding, and warrants outstanding to purchase 347,826 shares of common stock at an exercise price of $19.50 per share, 1,260,000 shares of common stock at an exercise price of $10.50 per share and 263,158 shares of common stock at an exercise price of $1.14 per share.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Management will have broad discretion in determining how to use the proceeds of this offering.

We have not determined the amounts we plan to spend on any of the areas listed in “Use of Proceeds” below or the timing of such expenditures. Accordingly, the amount and timing of our actual expenditures will depend on numerous factors, including the progress of our research and development activities and clinical trials and the amount of cash generated by our operations. As a result, our management will have broad discretion to allocate the net proceeds from this offering, and may spend the proceeds in ways with which our stockholders may not agree. Pending application of the net proceeds as described in “Use of Proceeds,” we intend to invest the net proceeds of the offering in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our stockholders.

A substantial number of shares of our common stock may be sold in this offering, which could cause the price of our common stock to decline.

In this offering we will sell                     shares, or approximately      % of our outstanding common stock as of February 29, 2012. In addition, accompanying the shares sold in this offering will be warrants to purchase up to an additional        shares of common stock. If all the warrants offered under this prospectus supplement are exercised, together with the common stock offered under this prospectus supplement, it would represent  approximately      % of our outstanding common stock as of February 29, 2012.  This sale and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

We have amended our shareholder rights agreement to provide that it will not apply to any person or entity who becomes the beneficial owner of 20% or more but less than 40%  of our outstanding common stock with the prior approval of our board of directors, and our board has approved purchasers in this offering becoming owners of 20% or more but less than 40% of our outstanding common stock as a result of their participation in the offering.  As a result, such ownership by any such purchaser will not trigger the provisions of the rights agreement that would give each holder of the rights the right to receive upon exercise that number of common share equivalents having a market value of two times the exercise price.  The board's approval in this regard will only apply to the purchasers in this offering.

There is no public market for the warrants in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the warrants will be limited.

FORWARD-LOOKING INFORMATION

Certain statements contained herein related to the anticipated size of clinical trials, the anticipated timing of initiation of clinical trials, the expected availability of clinical trial results, the sufficiency of our cash resources, the estimated costs of clinical trials and the amounts of certain revenues and certain costs in comparison to prior years, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. Among other things, clinical trials may not reach their anticipated size if trials are not initiated or due to enrollment issues such as unavailability of patients, competing product candidates or unanticipated safety issues; the timing of initiation of or availability of results of clinical trials may be delayed or may never occur as a result of actions or inaction by regulators or our present or future collaboration partners, complications in the design, implementation or third-party approval of clinical trials, complications in the collection or interpretation of statistical data or unanticipated safety issues; the period for which our cash resources are sufficient could be shortened if expenditures are made earlier or in larger amounts than anticipated or are unanticipated, if anticipated revenue or cost sharing arrangements do not materialize, or if funds are not otherwise available on acceptable terms; and our revenues may be lower than anticipated, and our costs (including clinical trial costs) may be higher than expected, due to actions or inactions by regulatory authorities or our present or future collaboration partners, unanticipated safety issues or unavailability of additional financing, licensing or collaboration opportunities. These and other risks, including those related to current economic and financial market conditions; the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the Food and Drug Administration, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative or licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations and their discretion in decision-making; our ability to meet the demands of the United States government agency with which we have entered our government contracts; competition; market demand for products; scale-up, manufacturing and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; our financing needs and opportunities; uncertainties regarding the status of biotechnology patents; and uncertainties as to the costs of protecting intellectual property are described in more detail in “Risk Factors” above and the additional risk factors contained in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, regardless of any new information, future events or other occurrences. We advise you, however, to consult any additional disclosures we make in our reports to the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $                , excluding the proceeds, if any, from the exercise of the warrants and after deducting underwriting discounts and commissions and our estimated offering expenses.

We currently intend to use the net proceeds from this offering to (i) continue conducting our Phase 2 proof-of-concept clinical trial of our gevokizumab product candidate in inflammatory acne; (ii) initiate and conduct our anticipated Phase 2 proof-of-concept clinical trial of gevokizumab in erosive osteoarthritis of the hand and another Phase 2 proof-of-concept trial of this product candidate which we expect to initiate in 2012; (iii) pay our portion of the expenses of two global Phase 3 clinical trials in NIU, the first of which we expect to initiate in the second quarter of 2012; (iv) pay certain costs associated with our recent reduction in force announced in January of 2012; (v) continue preclinical testing and development of our XMetA and XMetS antibodies and our other preclinical programs; and (vi) for working capital and other general corporate purposes.  We anticipate that the balance of such proceeds, if any will be used for general research and development, business development and other corporate purposes as determined by our management.

While we have estimated the particular uses for the net proceeds of this offering, the amount and timing of our actual expenditures will depend on numerous factors, including the progress of our research and development activities and clinical trials and the amount of cash generated by our operations.

As a result, our management will retain broad discretion in the allocation and use of the net proceeds of this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending application of the net proceeds for the specified purposes as described above, we expect to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering (i)            shares of our common stock and (ii) warrants to purchase          shares of our common stock.  The common stock and warrants are immediately separable and will be issued separately. The common stock offered by this prospectus supplement and the accompanying prospectus is described in the accompanying prospectus under the heading “Description of Capital Stock.” The warrants offered by this prospectus supplement and the accompanying prospectus are described in the immediately following section of this prospectus supplement.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” starting on page 7 of the accompanying prospectus.

Warrants

The following summary of certain terms and provisions of the warrants offered in this offering is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in the warrants.

Exercisability.  The holder may exercise the warrants at any time or from time during the period beginning on the date of issuance and expiring on the five (5) year anniversary of such issuance date.  The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). The number of warrant shares that may be acquired by any holder upon any exercise of the warrant will be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, does not exceed 4.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise). We refer to this as the beneficial ownership limitation. The holder may elect to change this beneficial ownership limitation from 4.99% to 9.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise) upon 61 days’ prior written notice. The beneficial ownership limitation under the warrants will not apply if the holder beneficially owned, immediately following this offering under this prospectus, in excess of 9.99% of the shares of common stock then outstanding.  All beneficial ownership limitations under the warrants will cease to apply beginning 14 days prior to the expiration of the warrants.

Exercise Price. The exercise price upon exercise of the warrants is $       per share of common stock being purchased. The exercise price is subject to appropriate adjustment in the event of stock dividends and distributions, stock splits, stock combinations, or reclassifications affecting our common stock.

Payment of Exercise Price.  The warrant holders have the option to provide payment of the exercise price of the shares being acquired upon exercise of the warrants (i) in cash or by wire transfer, or (ii) by net exercise. If there is no effective registration statement registering the common stock issuable upon exercise of the warrants, such warrants may be exercised solely by means of net exercise.

Transferability.  Subjects to applicable laws and the restriction on transfer set forth in the Underwriting Agreement, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Exchange Listing.  We do not plan on making an application to list the warrants on The NASDAQ Global Market, any national securities exchange or other nationally recognized trading system. The common stock issuable upon exercise of the warrants will be listed on The NASDAQ Global Market.

Fundamental Transactions.  If we enter into, or are a party to, a fundamental transaction pursuant to which our shareholders are entitled or required to receive securities issued by another company or cash or other assets in exchange for our common stock, which we refer to as a corporate event, a holder of a warrant will have the right to receive, upon exercise of the warrant, consideration as if such holder had exercised the warrant immediately prior to such fundamental transaction. In the event of a change of control transaction other than one in which the successor entity is a publicly traded corporation and results in the warrants being exercisable for publicly traded common stock of such successor entity, at the request of a holder of a warrant delivered before the 90th calendar day after consummation of such change of control transaction, we (or the successor entity) will purchase the warrant by paying to the holder, cash in an amount equal to the Black Scholes value, as described in the warrant, of the remaining unexercised portion of the warrant on the date of consummation of such change of control transaction.

Rights as a Stockholder.  Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Waivers and Amendments. Any term of the warrants may be amended or waived with our written consent and the written consent of the holder of such warrant.

Shareholder Rights Agreement

We have amended our shareholder rights agreement to provide that it will not apply to any person or entity who becomes the beneficial owner of 20% or more but less than 40% of our outstanding common stock with the prior approval of our board of direcctors, and our board has approved purchasers in this offering becoming beneficial owners of 20% or more but less than 40% of our outstanding common stock as a result of their participation in the offering.  As a result, such ownership by any such purchaser will not trigger the provisions of the rights agreement that would give each holder of the rights the right to receive upon exercise that number of common share equivalents having a market value of two times the exercise price.  The board's approval in this regard will only apply to purchasers in this offering.

DILUTION

Our net tangible book value as of September 30, 2011 was approximately $21.7 million, or $0.65 per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of our shares of common stock outstanding as of September 30, 2011. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock and warrants in this offering and the net tangible book value per share of our common stock immediately after this offering.  For the purpose of this calculation, the entire purchase price for the shares of common stock and accompanying warrants is being allocated to the shares of common stock, and the shares issuable upon exercise of the accompanying warrants have not been included.

After giving effect to the sale of            shares of common stock and              warrants in this offering at the public offering price of $      per share of common stock and accompanying warrant, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2011 would have been approximately $       million, or $       per share. This represents an immediate increase in net tangible book value of $       per share to existing stockholders and immediate dilution in net tangible book value of $       per share to new investors purchasing our shares of common stock and warrants in this offering. The following table illustrates this dilution on a per share basis:

Public offering price per share and accompanying warrant			$
Net tangible book value per share as of September 30, 2011		$0.65
Increase per share attributable to investors participating in this offering	$

As adjusted net tangible book value per share after this offering			$
Dilution per share to investors participating in this offering			$

The foregoing table does not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the per share offering price to the public in this offering, including the warrants to purchase                shares of common stock offered hereby.

The above discussion and table are based on 33,412,263 shares of common stock outstanding as of September 30, 2011 and exclude:

•
shares of common stock issuable upon the exercise of stock options outstanding, of which there were 4,009,086 outstanding as of September 30, 2011, with a weighted average exercise price of $15.86 per share;

•	shares of common stock issuable upon the vesting of outstanding restricted stock units, of which there were none outstanding as of September 30, 2011;

•
shares of common stock issuable upon the exercise of our outstanding warrants, of which there were 347,826 exercisable at a price of $19.50 per share and 1,260,000 exercisable at a price of $10.50 per share outstanding as of September 30, 2011; and

•	shares of common stock reserved for issuance under our equity incentive and employee stock purchase plans.

To the extent that outstanding options or warrants are exercised or restricted stock units vest, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

UNDERWRITING

RBC Capital Markets, LLC and Cowen and Company, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement, each underwriter named below has agreed to purchase from us, on a firm commitment basis, the respective number of shares of common stock and accompanying warrants shown opposite its name below:

Underwriters	Number of Shares and Accompanying Warrants
RBC Capital Markets, LLC
Cowen and Company, LLC
Roth Capital Partners, LLC
Total:

The underwriting agreement provides that the underwriters’ obligations to purchase our shares of common stock and accompanying warrants are subject to approval of legal matters by counsel and to the satisfaction of other conditions. The underwriters are obligated to purchase all of the shares and warrants if any are purchased.

Commissions and Discounts

The representatives have advised us that the underwriters propose to offer the shares of common stock and warrants directly to the public at the public offering price presented on the cover page of this prospectus supplement, and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $       per share and accompanying warrant. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $     per share and accompanying warrant to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table summarizes the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering.

	Per Share and Accompanying Warrant	Total
Public offering price	$	$
Underwriting discount
Proceeds, before expenses, to us

The expenses of the offering, not including the underwriting discount, payable by us are estimated to be $     , which includes up to $150,000 that we have agreed to reimburse the underwriters for their legal fees and certain other expenses incurred by them in connection with this offering and a fee of $200,000 that we have agreed to pay to Ladenburg Thalmann & Co. Inc. for financial advisory services in connection with this offering. The underwriters will not be paid a commission on the exercise of the warrants.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, total underwriter compensation shall not exceed 8.0% of the gross proceeds of this offering.

Listing and Transfer Agent

Our common stock is listed on The NASDAQ Global Market under the symbol “XOMA.”  We do not plan on making an application to list the warrants on The NASDAQ Global Market, any national securities exchange or other nationally recognized trading system.   Our registrar and transfer agent for all shares of common stock is Wells Fargo Shareowner Services.  We will act as the registrar and transfer agent for the warrants.

Lock-Up Agreements

We and each of our executive officers and directors, subject to certain exceptions (including issuances by us for collaborations, acquisitions or strategic transactions in an amount not to exceed 5% of our outstanding common stock as of the date of the underwriting agreement) have agreed with RBC Capital Markets, LLC and Cowen and Company, LLC not to dispose of or hedge any of our shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock for 90 days after the date of this prospectus without first obtaining the written consent of RBC Capital Markets, LLC and Cowen and Company, LLC. The 90-day “lock-up” period during which we and our executive officers and directors are restricted from engaging in transactions in our common stock or securities convertible into or exercisable or exchangeable for shares of common stock is subject to extension such that, in the event that either (i) during the last 17 days of the “lock-up” period, we issue an earnings or financial results release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the “lock-up” period, we announce that we will release earnings or financial results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the issuance of the earnings or financial results release or the occurrence of the material news or material event, as applicable, unless RBC Capital Markets, LLC and Cowen and Company, LLC waive, in writing, such an extension.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Price Stabilization, Short Positions and Penalty Bids

The underwriters have informed us that they will not engage in over-allotment, stabilizing or syndicate covering transactions in connection with this offering.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock and accompanying warrants are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock and warrants will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has represented and agreed that:

(a)           it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the stock in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b)           it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the stock in, from or otherwise involving the United Kingdom.

European Economic Area

To the extent that the offer of the shares of common stock and warrants is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the common stock and warrants which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) they have not made and will not make an offer of securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that they may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

(a)           to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b)           to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

(c)           in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below. In relation to each Relevant Member State, each purchaser of common stock and warrants (other than the underwriters) will be deemed to have represented, acknowledged and agreed that it will not make an offer of common stock and warrants to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State, make an offer of common stock and warrants to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any common stock and warrants in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an “offer of Stock to the public” in relation to any common stock and warrants in any Relevant Member State has the same meaning as in the preceding paragraph.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by: Christopher J. Margolin, our Vice President, General Counsel and Secretary; Cahill Gordon & Reindel LLP, New York, New York; and Cooley LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s website at http://www.sec.gov. Our common stock is listed on The NASDAQ Global Market, and you can read and inspect our filings at the offices of The NASDAQ Stock Market at 1735 K Street, Washington, D.C. 20006.

This prospectus supplement and the accompanying prospectus are only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omit certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement and the accompanying prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at http://www.xoma.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and all exhibits related to such items):

•
our annual report on Form 10-K for the year ended December 31, 2010 and the amendment to annual report on Form 10-K/A for the year ended December 31, 2010 filed on May 26, 2011, including the information specifically incorporated by reference therein from our definitive proxy statement on Schedule 14A, filed on April 20, 2011;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

•
our current reports on Form 8-K filed on January 4, 2011, January 7, 2011, January 11, 2011, February 25, 2011, March 1, 2011, March 23, 2011, June 1, 2011, June 16, 2011, September 1, 2011, November 2, 2011, January 3, 2012, January 6, 2012, January 6, 2012, January 17, 2012 and February 14, 2012; and

•
the description of our capital stock included under the caption “Description of Capital Stock” in the prospectus dated December 16, 2011, which was filed on December 19, 2011 and is part of our registration statement on Form S-4/A filed on December 13, 2011 (registration no. 333-177165), including any amendment or report for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement and the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus supplement and prior to the termination of the offering of the securities made by this prospectus supplement and the accompanying prospectus. Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide, upon written or oral request, without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request in writing or orally a copy of these filings, at no cost, by writing or telephoning us at the following address:

XOMA Corporation
2910 Seventh Street
Berkeley, California 94710
(510) 204-7200

$88,709,469

Common Stock

Preferred Stock

Debt Securities

Warrants

offered by

XOMA Corporation

From time to time, we may offer up to $88,709,469 of any combination of the securities described in this prospectus.

We will provide specific terms of these offerings and securities in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Our common stock is traded on The NASDAQ Global Market under the symbol “XOMA.” On December 30, 2011, the last reported sale price of our common stock was $1.15 per share. You are urged to obtain current market quotations for our common stock. The applicable prospectus supplement will contain information, where applicable, as to any other listing on The NASDAQ Global Market or any securities market or other exchange of the securities, if any, covered by the prospectus supplement.

Investing in our securities involves a high degree of risk. See the section entitled “RISK FACTORS“ contained in any supplements to this Prospectus and in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any amendments thereto, as filed with the Securities and Exchange Commission, and which are incorporated herein by reference in their entirety.

This Prospectus may not be used to offer or sell any securities unless accompanied by a Prospectus Supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “PLAN OF DISTRIBUTION” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 17, 2012

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell common stock, preferred stock, debt securities and warrants in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we may provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “WHERE YOU CAN FIND MORE INFORMATION” before buying securities in this offering. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT XOMA

XOMA Corporation, a Delaware corporation (“XOMA” or “we”), is a leader in the discovery, development and manufacture of therapeutic antibodies designed to treat autoimmune, cardio-metabolic, infectious, inflammatory and oncological diseases.  We discover, develop and manufacture therapeutic antibodies for our own proprietary pipeline as well as through license and collaborative agreements with pharmaceutical and biotechnology companies and under our contracts with the U.S. government.  Our proprietary product pipeline includes:

•
Gevokizumab (formerly referred to as XOMA 052), an antibody that inhibits interleukin-1 beta, which we plan to enter into Phase 3 clinical development in non-infectious uveitis affecting the intermediate and/or posterior segments of the eye.  We are developing gevokizumab in collaboration with Les Laboratoires Servier.

•
XOMA 3AB, a combination of three antibodies to prevent and treat botulism poisoning caused by exposure to botulinum neurotoxin Type A, which is in a Phase 1 clinical trial sponsored by the National Institute of Allergy and Infectious Diseases of the National Institutes of Health.

•	A preclinical pipeline with candidates in development for autoimmune, cardio-metabolic, infectious, inflammatory and oncological diseases.

We have a premier antibody discovery and development platform that incorporates a collection of antibody phage display libraries and proprietary Human Engineering™, affinity maturation, Bacterial Cell Expression (BCE) and manufacturing technologies.  BCE is a key biotechnology for the discovery and manufacturing of antibodies and other proteins.  To date, more than 60 pharmaceutical and biotechnology companies have signed BCE licenses, and a number of licensed product candidates are in clinical development.

We have a fully integrated product development platform, extending from pre-clinical science and clinical development to scale-up development and manufacturing.

Our principal executive offices are located at 2910 Seventh Street, Berkeley, California 94710, and we maintain a registered office located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  Our telephone number at our principal executive offices is (510) 204-7200.

SPECIAL NOTE REGARDING THE DOMESTICATION

We previously operated as an exempted company incorporated under the laws of Bermuda and known as XOMA Ltd. (“XOMA Bermuda”).  Effective December 31, 2011, we discontinued our existence as a Bermuda exempted company as provided under Sections 132G and 132H of The Companies Act 1981 of Bermuda and, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), continued our existence under the DGCL as a corporation incorporated in the State of Delaware and known as XOMA Corporation (“XOMA Delaware”).  We refer to our discontinuance under Bermuda law and our continuance under Delaware law as the “Domestication”.  When we refer to the “Company,” “XOMA,” “we,” “our,” “us” and similar terms, we mean, as of any time prior to the Domestication, XOMA Bermuda and, as of any time after the Domestication, XOMA Delaware.

The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its principal locations and fiscal year, were the same immediately after the Domestication as they were immediately prior to the Domestication.  In addition, the directors and executive officers of the Company immediately after the Domestication were the same individuals who were directors and executive officers, respectively, of XOMA Bermuda immediately prior to the Domestication.

The Company’s common stock continues to be listed for trading on The NASDAQ Global Market under the ticker symbol “XOMA.”

As a result of the Domestication, holders of common shares of XOMA Bermuda became holders of shares of common stock of XOMA Delaware.  In the Domestication, each of XOMA Bermuda’s outstanding common shares was automatically converted by operation of law, on a one-for-one basis, into a share of XOMA Delaware’s common stock.  Consequently, each holder of a XOMA Bermuda common share immediately prior to the Domestication held, immediately thereafter, a share of XOMA Delaware’s common stock representing the same proportional equity interest in XOMA Delaware as that shareholder held in XOMA Bermuda and representing the same class of shares.  The number of shares of XOMA Delaware’s common stock outstanding immediately after the Domestication was the same as the number of common shares of XOMA Bermuda outstanding immediately prior to the Domestication.

The rights of holders of the Company’s common stock are now governed by its Delaware certificate of incorporation, its Delaware by-laws and the Delaware General Corporation Law, each of which is described in the prospectus that is part of XOMA’s registration statement on Form S-4 (Registration No. 333-177165).  A copy of the Company’s certificate of incorporation and by-laws have been filed as exhibits to a Current Report on Form 8-K, filed on January 3, 2012.

RISK FACTORS

Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include those discussed in the section entitled “RISK FACTORS” contained in any supplements to this prospectus and in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety.

Investment in our securities involves risks. Prior to making a decision about investing in our securities, you should consider carefully the risk factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in any prospectus supplement. Each of these risk factors could adversely affect our business, operating results and financial condition, which may result in the loss of all or part of your investment.

Keep these risk factors in mind when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus and any prospectus supplement. These statements relate to our expectations about future events. Discussions containing forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our annual reports on Form 10-K and our quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements are based largely on our expectations and projections about future events and future trends affecting our business, and so are subject to risks and uncertainties, including the risks and uncertainties described below under “FORWARD-LOOKING INFORMATION,” that could cause actual results to differ materially from those anticipated in the forward-looking statements.

THE SECURITIES WE MAY OFFER

We may offer our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, with a total value of up to $88,709,469, from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we may provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion or sinking fund terms, if any;

•	voting or other rights, if any;

•	conversion prices, if any; and

•	important federal income tax considerations.

 The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement shall offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we may include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock. We may issue shares of common stock from time to time. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to the rights of any series of preferred stock issued from time to time, all actions submitted to a vote of stockholders shall be voted on by the holders of common stock, voting together as a single class (together with the Series A Preferred Stock (as described below), if any), except as provided by law.

Preferred Stock. We may issue shares of preferred stock from time to time, in one or more series. Our board of directors shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into our common stock or convertible into or exchangeable for our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

If we sell any series of preferred stock under this prospectus and applicable prospectus supplements, we will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of such series in the resolutions creating that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any resolutions that set out the terms of the series of preferred stock we are offering before the issuance of such series of preferred stock. We urge you to read the prospectus supplements related to the series of preferred stock being offered, as well as the complete resolutions that set out the terms of such series of preferred stock.

Debt Securities. We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a to be named national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports we file with the SEC.

Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. We urge you to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the applicable series of warrants.

FORWARD-LOOKING INFORMATION

Certain statements contained in this prospectus and the related documents incorporated by reference related to the anticipated size of clinical trials, the anticipated timing of initiation of clinical trials, the expected availability of clinical trial results, the sufficiency of our cash resources and the amounts of certain revenues and certain costs in comparison to prior years, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. Among other things, clinical trials may not reach their anticipated size if trials are not initiated or due to enrollment issues such as unavailability of patients, competing product candidates or unanticipated safety issues; the timing of initiation of or availability of results of clinical trials may be delayed or may never occur as a result of actions or inaction by regulators or our present or future collaboration partners, complications in the design, implementation or third-party approval of clinical trials, complications in the collection or interpretation of statistical data or unanticipated safety issues; the period for which our cash resources are sufficient could be shortened if expenditures are made earlier or in larger amounts than anticipated or are unanticipated, if anticipated revenue or cost sharing arrangements do not materialize, or if funds are not otherwise available on acceptable terms; and our revenues may be lower than anticipated, and our costs may be higher than expected, due to actions or inactions by our present or future collaboration partners, unanticipated safety issues or unavailability of additional licensing or collaboration opportunities. These and other risks, including those related to the generally unstable nature of current economic and financial market conditions; the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the Food and Drug Administration, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative or licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations and their discretion in decision-making; our ability to meet the demands of the United States government agency with which we have entered our government contracts; competition; market demand for products; scale-up, manufacturing and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; our financing needs and opportunities; uncertainties regarding the status of biotechnology patents; and uncertainties as to the costs of protecting intellectual property, are described in more detail in “RISK FACTORS” in any supplement to this prospectus. We undertake no obligation to publicly update any forward-looking statements, regardless of any new information, future events or other occurrences. We advise you, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K.

FINANCIAL RATIOS

The following table sets forth our ratio of earnings to fixed charges and the amount of deficiency for periods in which the ratio indicates less than one-to-one coverage:

	Nine Months Ended September 30,		Year Ended December 31,
	2011		2010		2009	2008		2007		2006
Ratio of earnings to fixed charges (1)	N/A	(2)	N/A	(2)	1.9	N/A	(2)	N/A	(2)	N/A	(2)
______________________

(1)
For these purposes, earnings are defined as income before income taxes and fixed charges and fixed charges include interest expense and the portion of rental expense which is deemed to represent interest.

(2)
Earnings were insufficient to cover fixed charges by $21.0 million for the nine months ended September 30, 2011 and $68.7 million, $45.6 million, $12.3 million, and $51.8 million for the years ended December 31, 2010, 2008, 2007 and 2006, respectively.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including research and development projects, including the development of additional indications for gevokizumab, the development or acquisition of new products or technologies, equipment acquisitions, general working capital and operating expenses.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from our sale of securities. We may set forth in the applicable prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

The following statements with respect to our capital stock are subject to the detailed provisions of our certificate of incorporation and by-laws. These statements do not purport to be complete and, while we believe the descriptions of the material provisions of the certificate of incorporation and by-laws incorporated by reference are accurate statements with respect to such material provisions, such statements are subject to the detailed provisions in the certificate of incorporation and by-laws, to which reference is hereby made for a full description of such provisions.

Authorized Capital Stock

Our authorized capital stock consists of 92,666,666 shares of common stock, par value $.0075 per share, and 1,000,000 shares of preferred stock, par value $.05 per share.

Common Stock

General

As of December 30, 2011, we had 35,107,007 common shares outstanding.

Voting

Each holder of our common stock is generally entitled to one vote for each share of common stock owned of record on all matters submitted to a vote of our stockholders.  Except as otherwise required by law, holders of common stock (as well as holders of any preferred stock entitled to vote with the common stockholders) will generally vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors.  There will be no cumulative voting rights with respect to the election of directors or any other matters.

Dividends and distributions

The holders of our common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors, from legally available funds.  We have not paid cash dividends on the common stock.  We currently do not intend to pay dividends and intend to retain any of our earnings for use in our business and the financing of our capital requirements for the foreseeable future.  The payment of any future cash dividends on the common stock is necessarily dependent upon our earnings and financial needs, along with applicable legal and contractual restrictions.

Liquidation, dissolution or winding up

In the event of our liquidation, dissolution or winding-up, holders of our common stock will be entitled to share equally in the assets available for distribution after payment of all creditors and the liquidation preferences of our preferred stock (if any).

Restrictions on transfer

Neither our certificate of incorporation nor our by-laws contain any restrictions on the transfer of our common stock.  However, in the case of any transfer of shares, there may be restrictions imposed by applicable securities laws or by the terms of restricted share award grants.

Redemption, conversion or preemptive rights

Holders of our common stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities.

Other Provisions

There are no redemption provisions or sinking fund provisions applicable to our common stock.

The rights, preferences, and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock.

Transfer Agent and Registrar

The transfer agent and branch registrar for our common stock is Wells Fargo Shareowner Services.

 Listing on The NASDAQ Global Market

Our common stock is listed on The NASDAQ Global Market under the symbol “XOMA.”

Preferred Stock

General

We have designated 210,000 of our preferred stock as Series A Preferred Stock (the “Series A Preferred Stock”) and currently have no Series A Preferred Stock outstanding.  Under our certificate of incorporation, our board of directors is authorized by resolution to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series.  Our board of directors can, without stockholder approval but subject to the terms of the certificate of incorporation and to any resolution of the stockholders approved by at least 75% of all issued shares entitled to vote in respect thereof, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock and which could have certain anti-takeover effects.  Before we may issue any series of preferred stock, our board of directors will be required to adopt resolutions creating and designating such series of preferred stock.

The following summary of terms of our preferred stock is not complete.  You should refer to the provisions of our certificate of incorporation and by-laws and the resolutions containing the terms of each class or series of the preferred stock which have been or will be filed with the SEC at or prior to the time of issuance of such class or series of preferred stock and described in the applicable prospectus supplement.  The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preferred stock, provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Issuances of preferred stock are subject to the applicable rules of The NASDAQ Stock Market or other organizations on whose systems our preferred stock may then be quoted or listed.

Terms

The terms of each series of preferred stock will be described in any prospectus supplement related to such series of preferred stock. The board of directors in approving the creation of a series of preferred stock has authority to determine, and the applicable prospectus supplement may set forth with respect to such series, the following terms, among others:

•	the number of shares constituting that series and the distinctive designation of that series;

•
the dividend rate on the shares of that series, if any, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	the voting rights for shares of the series, if any, in addition to the voting rights provided by law;

•
the conversion or exchange privileges for shares of the series, if any (including, without limitation, conversion into common stock), and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in such events as the board will determine;

•
whether or not the shares of that series will be redeemable and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	any sinking fund for the redemption or purchase of shares of that series and the terms and amount of such sinking fund;

•
the conditions and restrictions upon the creation of indebtedness of XOMA or any of our subsidiaries, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by us or any of our subsidiaries of, any of our issued and outstanding shares;

•
the rights of the shares of that series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of that series; and

•	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

The Series A Preferred Stock

There are no shares of Series A Preferred Stock issued and outstanding. Pursuant to the rights of the Series A Preferred Stock, subject to the rights of holders of any shares of any series of preferred stock ranking prior and superior, the holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year, commencing on the first dividend payment date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share equal to the greater of (a) U.S.$1.00 or (b) 66 2/3 times the aggregate per share amount of all cash dividends, plus 66 2/3 times the aggregate per share amount of all non-cash dividends or other distributions, other than a dividend payable in common stock, declared on the common stock since the immediately preceding dividend payment date, or, with respect to the first dividend payment date, since the first issuance of Series A Preferred Stock.

In addition to any other voting rights required by law, holders of Series A Preferred Stock have the right to vote on all matters submitted to a vote of our stockholders with each share of Series A Preferred Stock entitled to 66 2/3 votes. Except as otherwise provided by law, holders of Series A Preferred Stock and holders of common stock generally vote together as one class on all matters submitted to a vote of our stockholders.

Unless otherwise provided in the rights attaching to a subsequently designated series of our preferred stock, the shares of Series A Preferred Stock rank junior to any other series of preferred stock subsequently issued as to the payment of dividends and distribution of assets on liquidation, dissolution or winding-up and rank senior to the common stock. Upon any liquidation, dissolution or winding-up of us, no distributions shall be made to holders of shares ranking junior to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) U.S.$100.00 per share or (2) an aggregate amount per share equal to 66 2/3 times the aggregate amount to be distributed per share to holders of common stock or to the holders of shares ranking on parity with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity shares in proportion to the total amount to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

If we enter into any consolidation, amalgamation, merger, combination or other transaction in which shares of common stock are exchanged for or changed into cash, other securities and/or any other property, then any shares of Series A Preferred Stock issued and outstanding shall at the same time be similarly exchanged or changed in an amount per share equal to 66 2/3 times the aggregate amount of cash, securities and/or other property, as the case may be, into which or for which each share of common stock is changed or exchanged.

The Series A Preferred Stock is not redeemable.

 Preferred Stock Purchase Rights

Our board of directors has adopted a shareholder rights agreement, or rights agreement. Pursuant to the rights agreement (after giving effect to our reverse stock split), we issued 15 preferred stock purchase rights, or rights, for each issued and outstanding share of common stock. Each right entitles the holder to purchase from us a unit consisting of one one-thousandth of a share of Series A Preferred Stock at a cash exercise price of $30.00 per unit, subject to adjustment.

The rights are attached to all issued and outstanding shares of common stock. The rights will separate from the common stock and will be distributed to holders of common stock upon the earliest of (i) ten business days after the first public announcement that a person or group of affiliated or associated persons (a person or group of affiliated or associated persons being referred to as an Acquiring Person) has acquired beneficial ownership of 20% or more of the common stock then issued and outstanding (the date of said announcement being referred to as the Share Acquisition Date), (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group of persons becoming an Acquiring Person or (iii) the declaration by our board of directors that any person is an “Adverse Person” (the earliest of such dates being referred to as the Distribution Date). For purposes of the rights agreement, beneficial ownership of our common stock is generally determined pursuant the applicable rules and regulations under the Exchange Act and beneficial owners of new notes or existing notes will be considered beneficial owners of the shares of common stock into which their notes are convertible.

Our board of directors may generally declare a person to be an Adverse Person after a declaration that such person has become the beneficial owner of 10% or more of the issued and outstanding shares of common stock and a determination that (i) such beneficial ownership by such person is intended to cause or is reasonably likely to cause us to repurchase the common stock owned by such person or to cause us to enter into other transactions not in our best long-term interests or (ii) such beneficial ownership is reasonably likely to cause a material adverse impact on our business or prospects. The rights are not exercisable until the Distribution Date and will expire on December 31, 2012, unless previously redeemed or exchanged by us.

In the event that a person becomes an Acquiring Person or our board of directors determines that a person is an Adverse Person, each holder of a right will thereafter have the right (each right being referred to as a Subscription Right) to receive upon exercise that number of units of Series A Preferred Stock having a market value of two times the exercise price of the rights. In the event that, at any time following the Share Acquisition Date, (i) we consolidate with, or merge or amalgamate with and into, any person, and we are not the surviving corporation; (ii) any person consolidates or amalgamates with us, or merges or amalgamates with and into us and we are the continuing or surviving corporation of such transaction and, in connection with such transaction, all or part of the common stock are changed into or exchanged for other securities of any other person or cash or any other property, or (iii) 50% or more of our assets are sold or otherwise transferred, provision shall be made so that each holder of a right shall thereafter have the right (each right being referred to as a Merger Right) to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the rights. Rights that are beneficially owned by an Acquiring or Adverse Person may, under certain circumstances, become null and void.

At any time after a person becomes an Acquiring Person or our board of directors determines that a person is an Adverse Person, our board of directors may exchange all or any part of the then outstanding and exercisable rights for common stock or units of Series A Preferred Stock at an exchange ratio of one share of common stock or one unit of Series A Preferred Stock per right. Notwithstanding the foregoing, our board of directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the common stock then issued and outstanding.

The rights may be redeemed in whole, but not in part, at a price of U.S. $.015 per right by our board of directors at any time prior to the date on which a person is declared to be an Adverse Person, the tenth business day after the Share Acquisition Date, the occurrence of an event giving rise to the Merger Right or the expiration date of the rights agreement.

Prior to the earlier of the Distribution Date and the Share Acquisition Date, our board may amend the rights agreement as we deem necessary or desirable without the approval of any holders of rights or common stock. From and after the earlier of the Distribution Date and the Share Acquisition Date, the rights agreement may be amended without the approval of any holders of rights only to (i) cure an ambiguity, (ii) correct defective or inconsistent provisions, (iii) shorten or lengthen any time period in the rights agreement if directors in office prior to the acquisition of shares continue to represent a majority of the board, or (iv) change provisions as we deem necessary, but that will not adversely affect the interests of holders of the rights. Under no circumstances, however, can the rights agreement be amended to lengthen a time period relating to when the rights may be redeemed if the rights are not then redeemable.

 DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. As of September 30, 2011, we had $26.6 million aggregate principal amount of debt outstanding.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee to be named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” in this prospectus to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the indenture that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

•	the maturity date;

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whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•
the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

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whether or not the debt securities will be convertible into or exchangeable for other of our securities, and identifying the securities into which the debt will be convertible or exchangeable and the terms of conversion;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

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the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our shares and the shares of our subsidiaries;

•	redeem shares;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell shares of our subsidiaries; or

•	effect an amalgamation, consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

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whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

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any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our common stock or other securities that the holders of the series of debt securities receive would be subject to adjustment.

Amalgamation, Consolidation, Merger or Sale

The indentures will not contain any covenant that restricts our ability to amalgamate, consolidate or merge, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquiror of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we amalgamate, consolidate or merge or to whom we sell all of our property must make provisions for the conversion or exchange of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the amalgamation, consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

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if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•
subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•
the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Amalgamation, Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

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to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

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to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•
to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “LEGAL OWNERSHIP OF SECURITIES” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•
issue, register the transfer of, convert or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of, convert or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders.

Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

 DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

Terms

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•
if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or with a specified principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

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in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

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in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any amalgamation, consolidation, merger, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	U.S. federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

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in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

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in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities or rights to purchase securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Outstanding Warrants

In June of 2009, we issued warrants to purchase common shares to certain institutional investors as part of a registered direct offering. The warrants represent the right to acquire an aggregate of up to 347,826 common shares over a five-year period beginning December 11, 2009 at an exercise price of $19.50 per share. As of December 30, 2011, all of these warrants were outstanding.

In February of 2010, we completed an underwritten offering of 2.8 million units, with each unit consisting of one common share and a warrant to purchase 0.45 of a common share. The warrants, which represent the right to acquire an aggregate of up to 1.26 million common shares, are exercisable beginning six months and one day after issuance and have a five-year term and an exercise price of $10.50 per share. As of December 30, 2011, all of these warrants were outstanding.

 LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in any applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in any applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•
An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•
An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•
An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•
The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•
The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•
Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

Any prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we offer, other than our common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this prospectus and any supplemental prospectus.

We may offer rights to our existing stockholders to purchase additional shares of common stock. For any particular subscription rights, the applicable prospectus supplement will describe the terms of such rights, including the period during which such rights may be exercised, the manner of exercising such rights, the transferability of such rights and the number of shares of common stock that may be purchased in connection with each right and the subscription price for the purchase of such shares. In connection with a rights offering, we may enter into a separate agreement with one or more underwriters or standby purchasers to purchase any of our common stock not subscribed for in the rights offering by existing stockholders, which will be described in the applicable prospectus supplement.

 LEGAL MATTERS

Certain matters with respect to the validity of the securities being offered hereby will be passed upon by Cahill Gordon & Reindel LLP, located in New York, New York.

 EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. The public may read and copy any materials filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or on the Internet site maintained by the SEC at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our common stock is listed on The NASDAQ Global Market, and these reports, proxy statements, and other information are also available for inspection at the offices of The NASDAQ Stock Market.

This prospectus is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus. We incorporate by reference the following documents that have been filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and all exhibits related to such items):

•	our annual report on Form 10-K for the year ended December 31, 2010 and the amendment to annual report on Form 10-K/A for the year ended December 31, 2010 filed on May 26, 2011 (file no. 0-14710);

•	our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011 (file no. 0-14710);

•
our current reports on Form 8-K filed on January 4, 2011, January 7, 2011, January 11, 2011, February 25, 2011, March 1, 2011, March 23, 2011, June 1, 2011, June 16, 2011, September 1, 2011, November 2, 2011 and January 3, 2012; and

•
the description of our capital stock included under the caption “Description of Capital Stock” in the prospectus dated December 16, 2011, which was filed on December 19, 2011 and is part of our registration statement on Form S-4/A filed on December 13, 2011 (registration no. 333-177165), including any amendment or report for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

XOMA Corporation
2910 Seventh Street
Berkeley, California 94710
(510) 204-7200

Shares of Common Stock

Warrants to Purchase                   Shares of Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

RBC Capital Markets                                           Cowen and Company

Co-manager

Roth Capital Partners

 , 2012